                                                                       Exhibit 2

                                 EXECUTION COPY

                        STOCK PURCHASE AND SALE AGREEMENT

                            dated as of July 13, 2000

                                      among

                              CABOT BUSINESS TRUST,
                         a Massachusetts business trust
                                   ("Seller"),

                               CABOT CORPORATION,
                             a Delaware corporation
                                   ("Cabot"),

                                TRACTEBEL, INC.,
                             a Delaware corporation
                                   ("Buyer"),

                                       and

                                TRACTEBEL, S.A.,
              a societe anonyme organized under the laws of Belgium
                                   ("Parent")


                                  INTRODUCTION

         Seller is the owner of all of the outstanding shares of Cabot LNG Business Trust ("Cabot LNG"), a Massachusetts business trust. Cabot LNG and its direct and indirect subsidiaries listed on Schedule 3.3, are collectively referred to herein as the "Cabot LNG Companies." Cabot Management Company LLC, a Delaware limited liability company (the "Trustee"), is the trustee of Seller and Cabot LNG. The Cabot LNG Companies are engaged in the liquefied natural gas ("LNG") business which, as currently conducted by them, including the proposed Island End cogeneration facility, is referred to herein as the "Cabot LNG Business." Cabot is the ultimate parent company of Seller. Parent is the parent company of Buyer.

         Seller wishes to sell, and Buyer wishes to buy, the Cabot LNG Business through a purchase by Buyer from Seller of all of the outstanding shares of Cabot LNG. As used herein, the term "LNG Company Shares" refers to all of the issued and outstanding shares
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of Cabot LNG. The purpose of this Agreement is to set forth the terms and conditions of such transaction, which are as follows:

ARTICLE 1. PURCHASE AND SALE OF LNG COMPANY SHARES.

         Subject to the terms and conditions of this Agreement, Seller shall sell and transfer to Buyer, and Buyer shall purchase from Seller, at the Closing (as hereinafter defined), the LNG Company Shares, free and clear of all liens, claims, encumbrances and preemptive rights.

ARTICLE 2. PURCHASE PRICE; CLOSING; PAYMENT.

         Section 2.1.  Purchase Price.

         (a) Amount. In payment for the LNG Company Shares, Buyer shall pay Seller an aggregate purchase price (the "Purchase Price") equal to $680,000,000 plus or minus the Asset Change Adjustment, calculated as set forth in Section 2.5, and plus or minus the True Up Adjustments, calculated as set forth in
Section 2.6.

         (b) Time and Form of Payment. The Purchase Price shall be paid as follows:

                  (i) Buyer shall pay to The Chase Manhattan Bank, as escrow agent (the "Escrow Agent"), an aggregate deposit of $68,000,000, $25,000,000 of which shall be paid by Buyer upon the execution of this Agreement and the remaining $43,000,000 of which shall be paid by Buyer on or before July 20, 2000, and the Escrow Agent shall hold such funds in accordance with
                           Article 14 (such $68,000,000 deposit, together with all interest earned thereon, the "Deposit"). In accordance with Article 14, at Closing, the Escrow Agent shall pay the Deposit to Seller by wire transfer of immediately available funds to Seller's account specified below.

                  (ii) $680,000,000 minus the Deposit, plus or minus the Estimated Asset Change Adjustment, shall be paid to Seller at the Closing by wire transfer of immediately available funds to Seller's account:

                           Fleet Boston
                           100 Federal Street
                           Boston, Massachusetts 02110
                           ABA No. 011-000-138
                           For Account of Cabot Corporation
                           Account No. 267-30000

                  (iii) If the Purchase Price (exclusive of the True Up Adjustments) exceeds the amount paid to Seller pursuant to the foregoing clauses
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                           (i) and (ii), Buyer shall pay the balance to Seller,
                           and if the Purchase Price is less than the amount received by Seller pursuant to the foregoing clauses
                           (i) and (ii), Seller shall refund the excess to Buyer, in either case within 3 business days after the determination of the Asset Change Adjustment, by wire transfer of immediately available funds with interest at the Base Rate from the Closing Date to the date of payment.The Base Rate shall be the rate of interest announced publicly in New York, New York from time to time by Citibank N.A. as its base rate for US dollar loans.

                  (iv) The True Up Adjustments shall be paid by Buyer or Seller, as the case may be, as provided in Section 2.6.

         Section 2.2. Closing. The closing (the "Closing") of the purchase and sale of the LNG Company Shares hereunder shall take place at 10:00 A.M. (local time) on the fifth business day after the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott Act"), or, if any of the conditions set forth in clauses (a), (d), (f), or (g) of Section 9.1 or clauses (a), (e) or (g) of
Section 9.2 are not satisfied or waived as of such date, on the first date thereafter on which such conditions are satisfied or waived, or as soon thereafter as reasonably practicable, at the offices of Choate, Hall & Stewart or such other place as the parties may agree. The date of the Closing is referred to herein as the "Closing Date".

         Section 2.3. Deliveries by Seller. At the Closing, upon satisfaction or waiver of the conditions set forth in Section 9.2, Seller shall deliver or cause to be delivered to Buyer:

         (a) Certificates evidencing the LNG Company Shares, together with duly executed instruments for the transfer thereof to Buyer;

         (b) A certificate of Seller, dated the Closing Date, certifying that to the knowledge of Seller (i) each of the representations and warranties contained in Article 3 are true and correct in all material respects at and as of the Closing, (ii) Seller and the Cabot LNG Companies have performed in all material respects all obligations under this Agreement which by the terms hereof are to be performed by them on or before the Closing Date, and (iii) all conditions set forth in Section 9.2 have been satisfied or waived;

         (c) A certificate of Cabot, dated the Closing Date, certifying that to the knowledge of Cabot (i) each of the representations and warranties contained in Article 4 are true and correct in all material respects at and as of the Closing, and (ii) Cabot has performed in all material respects all obligations under this Agreement which by the terms hereof are to be performed by it on or before the Closing Date;
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         (d) Certificates signed by the Trustee of Seller and the Secretary or
     Assistant Secretary of Cabot, dated the Closing Date, certifying as to the person or persons executing and delivering such documents as will be executed and delivered by Seller and Cabot, respectively, at the Closing and attesting to the respective resolutions attached thereto of the Trustee of Seller and Board of Directors of Cabot relating to the sale of the LNG Company Shares to Buyer and the transactions contemplated hereby;

         (e) Certificates of good standing as of a recent date for each Cabot LNG Company from each jurisdiction where such Cabot LNG Company is organized or qualified as a foreign corporation;

         (f) Resignations of all non-employee directors of the Cabot LNG Companies and a resignation of the Trustee as trustee of Cabot LNG and Cabot LNG Business Trust II;

         (g) The written opinion of Cabot's General Counsel, dated the Closing Date, in the form of Exhibit A;

         (h) The corporate books, records and seals of each Cabot LNG Company;
      and

         (i) A certified copy of the document of title for the LNG carrier The Matthew (the "Matthew").

         Section 2.4. Deliveries by Buyer. At the Closing, upon satisfaction or waiver of the conditions set forth in Section 9.1, Buyer shall deliver or cause to be delivered to Seller:

         (a) The payment with respect to the Purchase Price specified in clause
      (ii) of Section 2.1(b);

         (b) A certificate of Buyer, dated the Closing Date, certifying that to the knowledge of Buyer (i) each of the representations and warranties contained in Article 5 are true and correct in all material respects at and as of the Closing, (ii) Buyer has performed in all material respects all obligations under this Agreement which by the terms hereof are to be performed by it on or before the Closing Date, and (iii) all conditions set forth in Section 9.1 have been satisfied or waived;

         (c) A certificate of Parent, dated the Closing Date, certifying that to the knowledge of Parent (i) each of the representations and warranties contained in Article 6 are true and correct in all material respects at and as of the Closing, and (ii) Parent has performed in all material respects all obligations under this Agreement which by the terms hereof are to be performed by it on or before the Closing Date;
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         (d) A certificate of Buyer and Parent, dated as of the Closing Date, certifying that the representations and warranties contained in Section
      6.6 are true and correct at and as of the Closing;

         (e) Certificates signed by the respective Secretaries or Assistant Secretaries of Buyer and Parent, dated the Closing Date, certifying as to the person or persons executing and delivering such documents as will be executed and delivered by Buyer and Parent, respectively, at the Closing and attesting to the resolutions attached thereto of the respective Boards of Directors of Buyer and Parent relating to the purchase of the LNG Company Shares from Seller and the transactions contemplated hereby; and

         (f) The written opinions of Ballard Spahr Andrews & Ingersoll, LLP, counsel for Buyer, and of Parent's General Counsel, each dated the Closing Date, in the forms of Exhibit B-1 and Exhibit B-2.

         Section 2.5. Asset Change Adjustment; Final Determination of Purchase Price.

         (a) Certain Definitions

                           (i) "Asset Change Adjustment" means (i) Inventory
                  plus Accounts Receivable (but not including "risk management assets - hedging") plus Cash and Cash Equivalents plus Prepaid Expenses plus Deposits minus Accounts Payable minus Accrued Liabilities (but not including "risk management liabilities - hedging") plus (if an asset) or minus (if a liability), as appropriate, the net amount in respect of Deferred Income Taxes (excluding any amounts in respect of United States federal income taxes) (as all such terms are defined under United States generally accepted accounting principles ("GAAP")) as appearing on a properly prepared Closing Balance Sheet, minus (ii) $47,977,091 (the calculation of the same items as appearing on the Bid Balance Sheet), plus (iii) capital expenditures by the Cabot LNG Companies between the date of the Bid Balance Sheet and the Closing, minus (iv) any indebtedness for borrowed money owed by the Cabot LNG Companies as of the Closing and not forgiven or released as of the Closing.

                           (ii) "Bid Balance Sheet" means the combined balance
                  sheet of the Cabot LNG Companies as of March 31, 2000, prepared in accordance with the books and records of the Cabot LNG Companies and in conformity with GAAP appropriate for interim financial statements and prepared on a basis consistent with the combined balance sheet of the Cabot LNG Companies as of September 30, 1999, and previously delivered to Buyer.

                           (iii) "Closing Balance Sheet" means a combined
                  balance sheet of the Cabot LNG Companies as of the Closing Date, prepared in all respects on a basis consistent with the preparation of the Bid Balance Sheet and without even so-called immaterial departures therefrom, it being understood that the sole use of the Closing Balance Sheet shall be to measure changes from the Bid Balance Sheet in the aggregate in the items used for the determination of the Asset Change Adjustment. The Closing Balance Sheet shall be prepared without regard to any transactions effected by Buyer or the Cabot LNG Companies on the Closing Date but after the Closing, but shall reflect all sales of LNG or vapor in the ordinary course as to which Seller bears the tax liability pursuant to
                  Section 7.5.

                           (iv) "Estimated Asset Change Adjustment" means the
                  estimate of the Asset Change Adjustment, calculated in good faith by Seller as of the second business day preceding the Closing Date, based on the Preliminary Closing Balance Sheet.

                           (v) "Preliminary Closing Balance Sheet" means a
                  preliminary combined balance sheet of the Cabot LNG Companies as of the second business day preceding the Closing Date, prepared by Seller in all respects on a basis consistent with the preparation of the Bid Balance Sheet, it being understood that the sole use of the Preliminary Closing Balance Sheet shall be to make a good faith estimate of changes from the Bid Balance Sheet in the aggregate in the items used by Seller for the determination of the Estimated Asset Change Adjustment.

         (b) On the business day preceding the Closing Date, Seller shall deliver to Buyer the Preliminary Closing Balance Sheet and Seller's calculation of the Estimated Asset Change Adjustment.

         (c) Within 45 days after the Closing, Buyer shall prepare and deliver to Seller the Closing Balance Sheet, together with Buyer's calculation of the Asset Change Adjustment and any supporting schedules. Buyer shall, and shall cause the Cabot LNG Companies to, provide Seller and its professional advisors, reasonable access to all financial records, personnel and other information and documents of the Cabot LNG Companies necessary to review and verify the items on the Closing Balance Sheet and the other items used for the calculation of the Asset Change Adjustment.

         (d) If Seller delivers written notice (the "Disputed Items Notice") to Buyer within 30 days after receipt by Seller of the Closing Balance Sheet and other items specified in this paragraph, stating that Seller questions any items on the Closing Balance Sheet or included in such calculations, specifying in detail the basis therefor, Buyer and Seller shall attempt to resolve such dispute and finally determine the Asset Change Adjustment and Purchase Price (exclusive of the True Up Adjustments) as promptly as practicable. If Seller does not deliver a Disputed Items Notice to Buyer within such 30
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day period, Buyer's calculation of the Asset Change Adjustment shall be conclusively presumed to be true and correct in all respects and shall be binding upon the parties, and the Asset Change Adjustment shall be deemed determined as of the end of such 30 day period, or, if Seller has notified Buyer in writing that Seller accepts Buyer's calculation of the Asset Change Adjustment, as of the date of Seller's notice.

         (e) If Seller delivers a timely Disputed Items Notice and Buyer and Seller are unable to agree upon the calculation of the Asset Change Adjustment within 10 days thereafter, Buyer and Seller shall select a nationally recognized independent accounting firm that has not rendered services to either Buyer or Seller or any affiliate of Buyer or Seller since January 1, 1998 to resolve the disputed items and make a determination of the Asset Change Adjustment. All proceedings relating to such determination shall be conducted in Boston, Massachusetts. Such determination shall be made within 30 days after such selection, shall be a final determination and shall be deemed an arbitration binding upon the parties. The accounting firm shall set forth its determination in writing (the "Determination"), which writing shall state the Asset Change Adjustment, and the amount, if any (exclusive of interest), payable by Buyer or Seller to the other pursuant to Section 2.1(b)(iii). The fees, costs and expenses of the accounting firm so selected shall be borne by the party whose positions generally did not prevail in such arbitration, or if the accounting firm determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses shall be shared equally by Buyer and Seller.

         Section 2.6. True Up Adjustments to Purchase Price.

         (a) Atlantic LNG Adjustments. Upon each issuance by Atlantic LNG at any time during the period commencing on the Closing Date and ending on the two year anniversary of the Closing Date of any cash dividend or distribution to its shareholders representing the Distributable Cash or the Operating Reserve Account, there shall be an upward adjustment of the Purchase Price to the extent of 10% of such dividend or distribution. For purposes of this Section 2.6(a):

         (i) "Distributable Cash" shall mean the amount of Cash or Cash Equivalents on the balance sheet of Atlantic LNG Company of Trinidad and Tobago ("Atlantic LNG") as of the month most recently ended prior to the Closing which, consistent with applicable law and the provisions of Atlantic LNG's debt financing, could have been distributed to the Atlantic LNG shareholders as of the date of such balance sheet, less the amount of any such distributions from the date of such balance sheet through the Closing.

         (ii) "Operating Reserve Account" shall mean the amount of Marketable Securities, Cash or Cash Equivalents on the balance sheet of Atlantic LNG as of the month most recently ended prior to the Closing which, consistent with applicable law and the provisions of Atlantic LNG's debt financing, but without regard to the such provisions requiring the maintenance of sufficient Marketable Securities, Cash or Cash

Equivalents in excess of other required reserves to cover the following month's feedstock and operating and maintenance expenses, could have been distributed to the Atlantic LNG shareholders as of the date of such balance sheet, less (x) the Distributable Cash and (y) the amount of any such distributions from the date of such balance sheet through the Closing.

         (iii) The first cash dividends or distributions made by Atlantic LNG following the Closing, up to the total amount of Distributable Cash, shall be deemed to be distributions of Distributable Cash.

         (iv) The first cash dividends or distributions made by Atlantic LNG following the later of (x) the distribution of all Distributable Cash, or (y) full or partial waiver by Atlantic LNG's lenders of or release by Atlantic LNG's lenders of Atlantic LNG from, the requirement under the terms of Atlantic LNG's debt financing that Atlantic LNG maintain sufficient Marketable Securities or Cash or Cash Equivalents in excess of other required reserves to cover the following month's feedstock and operating and maintenance expenses, up to the total amount of the reduction in the Operating Reserve Account permitted by such release or waiver, shall be deemed to be distributions of the Operating Reserve Account.

         (b) Accounts Receivable Adjustment. Buyer shall make reasonable efforts to collect all accounts receivable (not net of reserves) appearing on the Closing Balance Sheet (the "Accounts Receivable") by the end of the third full calendar month following the Closing (the "Accounts Receivable Adjustment Date"). Promptly following the Accounts Receivable Adjustment Date, Buyer shall determine whether and the extent to which payment of any of the Accounts Receivable has been actually received by Buyer, and shall furnish to Seller an accounting of all unpaid Accounts Receivable, showing the amount of each such Account Receivable that remains unpaid as of the Accounts Receivable Adjustment Date. Buyer shall promptly assign to Seller all such unpaid Accounts Receivable, and the Purchase Price shall be decreased by the amount of unpaid Accounts Receivable as of the Accounts Receivable Adjustment Date, less any payments received by Buyer with respect to such Accounts Receivable since the Accounts Receivable Adjustment Date, and increased by the amount of reserves for doubtful accounts included in the Closing Balance Sheet. Promptly thereafter, Seller shall pay Buyer the net Purchase Price reduction, or Buyer shall pay Seller the net Purchase Price increase, as the case may be(1).

--------
(1) Examples: (1) if AR are $100 total and there is $0 reserve for doubtful accounts and payments of $70 are received by Buyer, then the Purchase Price is decreased by $30, Buyer assigns the remaining $30 of AR to Seller, and Seller pays $30 to Buyer; (2) if AR are $100 total and there is $20 reserve for doubtful accounts and payments of $70 are received by Buyer, then the Purchase Price is decreased by $10 (which consists of a -$30 and a +$20), Buyer assigns the remaining $30 of AR to Seller, and Seller pays $10 to Buyer; (3) if AR are $100 total and there is $40 reserve for doubtful accounts and payments of $75 are received by Buyer, then the Purchase Price is increased by $15

         (c) Price and Cost Reconciliation Adjustment. Promptly following each of the first and second anniversary of the end of the month in which the Closing occurs, Buyer shall furnish to Seller an accounting of all adjustments with respect to (i) the cost of any LNG purchased by the Cabot LNG Companies on or after January 1, 1998 and before the Closing, as a result of price revisions in accordance with the terms of the applicable purchase contract, as in effect on or before the Closing, (ii) the cost of transportation and delivery of such LNG to the Everett Terminal on or after January 1, 1998 and before the Closing including without limitation ship operation costs, demurrage, dead freight, and wharfing costs, all in accordance with the applicable contracts as in effect on or before the Closing, or (iii) the cost of pipeline transportation of gas or regasified LNG incurred during the period beginning January 1, 1998 through the Closing. Upon each such adjustment, Seller shall pay Buyer (if the adjustment is an increase in cost) or Buyer shall pay Seller (if the adjustment is a decrease in cost), as the case may be, the amount of such adjustment, provided that the adjustment payable based on the accounting prepared after the second anniversary of the end of the month in which the Closing occurs shall be net of any amounts paid as a result of the adjustment prepared after the first anniversary of the end of the month in which the Closing occurs.

         (d) Insurance Adjustment. In the event that, at any time after the Closing, Buyer receives insurance proceeds from the insurance policies referred to in Section 7.12 with respect to any incident or event occurring at or before the Closing, Buyer shall promptly so notify Seller, and there shall be an upward adjustment of the Purchase Price with respect to those insurance proceeds (i) to the extent of any costs or economic losses incurred by Cabot, Seller or any of the Cabot LNG Companies prior to the Closing arising out of such incident or event which costs or economic losses are borne by Seller after giving effect to the Asset Change Adjustment, or (ii) to the extent of any liability or account payable arising out of such event or incident which appears on the Closing Balance Sheet, in either case less any portion of such insurance proceeds which is represented by an Account Receivable that has not been assigned to Seller pursuant to Section 2.6(b). In the event that, at any time after the Closing, Seller receives insurance proceeds from the insurance policies referred to in
Section 7.12 with respect to any incident or event occurring at or before the Closing relating to the Cabot LNG Business, Seller shall promptly so notify Buyer, and shall pay over to Buyer such insurance proceeds to the extent of any costs or economic losses incurred by any of the Cabot LNG Companies prior to the Closing arising out of such incident or event which costs or economic losses are borne by Buyer after giving effect to the Asset Change Adjustment.

         Section 2.7. Railroad Parcel Options.

         The Buyer may elect by written notice delivered to Cabot and Seller not later than the fifth business day prior to the Closing not to acquire an interest in the Railroad Parcel

-----------------
(which consists of a -$25 and a +$40), Buyer assigns the remaining $25 of AR to Seller, and Buyer pays $15 to Seller.

(the "Railroad Parcel Rejection Option") and, if Buyer so exercises the Railroad Parcel Rejection Option, the Seller shall cause the Cabot LNG Companies to transfer, prior to Closing, their right, title and interest in the Railroad Parcel to Seller or another affiliate of Cabot, other than a Cabot LNG Company, (the "Transferee"). If Buyer exercises the Railroad Parcel Rejection Option, Buyer shall have the further option (the "Railroad Parcel Acquisition Option") for a period of 6 months after the Closing Date to acquire from the Transferee all of its right, title and interest in the Railroad Parcel by release deed for a total purchase price of $1.00. For purposes of this Agreement, Railroad Parcel shall be defined as the property conveyed to MASSGAS INC. by Chelsea-Everett Utilities Services, Inc. by deed dated February 26, 1990 and recorded in the Middlesex Registry as Book No. 20395, Page 153.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF SELLER .

         Seller represents and warrants to Buyer and Parent that, except as set forth in the Disclosure Schedule attached hereto, each of the statements contained in this Article 3 (including the Schedules referenced herein) is true and correct as of the date hereof:

         Section 3.1. Authorization and Validity of Agreement; Absence of Breaches, etc.

         (a) Seller is a trust of the type referred to in Section 1 of Chapter 182 of the General Laws of the Commonwealth of Massachusetts and commonly known as a business trust. Seller has full power and authority and Seller and the Trustee have taken all required action necessary to permit Seller to execute and deliver and to carry out the terms of this Agreement and all other documents or instruments required hereby. Cabot is the ultimate parent company of Seller.

         (b) The execution, delivery and performance of this Agreement by Seller are within its powers, have been duly authorized by all necessary action and do not contravene or constitute a default under any provision of Seller's Declaration of Trust. This Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

         (c) The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and will not
(i) breach, contravene or constitute a default under any provision of any contract, agreement or other instrument to which Seller or any of the Cabot LNG Companies is a party or by which the assets or business of Seller or any of the Cabot LNG Companies are bound, except in each case where such default, contravention or breach would not reasonably be expected to have a "Material Adverse Effect" (which term, as used in this Agreement, means a loss, liability, cost or expense of the Cabot LNG Companies, which, after giving effect to the coverage under the insurance policies listed on Schedule 3.11, exceeds $1,000,000 individually), (ii) contravene or violate any law, regulation, rule, judgment, order, permit or decree binding upon Seller or any of the Cabot LNG Companies, (iii) result in the imposition of any lien or encumbrance on any material asset of the Cabot LNG

Companies or a material restriction on the Cabot LNG Business, or (iv) prevent the consummation of the Closing or the other transactions contemplated by this Agreement.

         (d) Each of the Cabot LNG Companies is a corporation, business trust or other entity, duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of organization, with the power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is qualified to do business in each jurisdiction where the failure to so qualify would have a Material Adverse Effect.

         Section 3.2. Title and Due Issuance. Seller is the sole record owner, and Cabot, Seller and Cabot Holdings LLC are the sole beneficial owners, of the LNG Company Shares. Seller has good and unencumbered title to the LNG Company Shares. Buyer will, on transfer and delivery of the LNG Company Shares at the Closing, acquire good title to the LNG Company Shares, free and clear of any liens, encumbrances, security interests, claims of other persons or restrictions on transfer other than restrictions under generally applicable securities laws and other than liens, encumbrances, security interests, preemptive rights, claims of other persons or restrictions on transfer caused by actions of Buyer. The LNG Company Shares are duly authorized, validly issued, fully paid and nonassessable. The LNG Company Shares constitute all of the issued and outstanding shares of Cabot LNG, and there are no outstanding options, warrants or other rights exercisable for or outstanding securities convertible into any shares of Cabot LNG.

         Section 3.3. Subsidiaries. Schedule 3.3 sets forth the name and jurisdiction of organization of each direct and indirect subsidiary of Cabot LNG (the "Subsidiaries"), the outstanding capital stock or other equity interests in such Subsidiaries and the record owner(s) of such outstanding capital stock or other equity interests. Except as set forth on the Disclosure Schedule, there are no outstanding options, warrants or other rights exercisable for or outstanding securities convertible into any equity interests in any of the Subsidiaries and no liens, encumbrances, security interests, preemptive rights, claims of other persons or restrictions on transfer of any equity interests in any of the Subsidiaries other than restrictions under generally applicable securities laws.

         Section 3.4 Entire Cabot LNG Business. The transfer by Seller of the LNG Company Shares hereunder transfers to Buyer the entire Cabot LNG Business, and includes all assets necessary to conduct such LNG business as previously conducted, other than (a) office space for the Cabot LNG Companies corporate staff which will be made available pursuant to an office space side letter in the form of Exhibit C (the "Office Space Side Letter") and (b) the Railroad Parcel if Buyer exercises the Railroad Parcel Rejection Option and does not subsequently exercise the Railroad Parcel Acquisition Option.

         Section 3.5. Litigation. Neither Seller nor any of the Cabot LNG Companies is subject to any judicial, governmental or administrative order, judgment or decree of any court or agency of competent jurisdiction which prohibits consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 3.5, the Cabot LNG Companies are not subject to any judicial, governmental or administrative order, judgment or decree of any court or agency of competent jurisdiction. Except as set forth on Schedule 3.5, there is no litigation, proceeding or investigation pending or, to the knowledge of Seller, threatened in any court or before any arbitrator or any authority or governmental entity
(a) against the Cabot LNG Companies that would reasonably be expected to have a Material Adverse Effect or (b) that relates to the LNG Company Shares or the transactions contemplated by this Agreement. To Seller's knowledge, neither Seller nor any of the Cabot LNG Companies is the subject of any investigations by any Federal, state or local agencies including, but not limited to, the Equal Employment Opportunity Commission, Massachusetts Commission Against Discrimination, Department of Labor, Occupational Safety and Health Administration, Department of Transportation, Federal Energy Regulatory Commission, Department of Energy or similar agencies, except for investigations which would not reasonably be expected to have a Material Adverse Effect.

         Section 3.6. Other Agreements of Officers, Etc. To the knowledge of Seller, no officer or key employee of any of the Cabot LNG Companies will be at Closing a party to or bound by any agreement, contract or commitment, or subject to any restrictions, including without limitation any non-disclosure or noncompetition agreements or legal restrictions on the use by such person of trade secrets or proprietary information of others, that would in the future (so far as Seller can now foresee) have a Material Adverse Effect, or adversely affect the right of any such person to continue to be employed by the Cabot LNG Companies after the Closing or otherwise to assist Buyer after the Closing in conducting the Cabot LNG Business.

         Section 3.7. Information Relating to Material Contracts and Commitments. The Disclosure Schedule includes a complete and accurate list of all:

           (a) (i) contracts which provide for purchases of LNG by the Cabot LNG Companies to be delivered on or after August 1, 2000, (ii) contracts which provide for purchases of pipeline gas by the Cabot LNG Companies to be delivered on or after November 1, 2000, (iii) contracts which provide for sales of LNG or vapor by the Cabot LNG Companies for an aggregate amount of at least $10,000,000 over the remaining life of the contract at 100% load factor and at the current pricing in effect under such contract and assuming a NYMEX Henry Hub Natural Gas settlement price of $4.00/MMBtu for futures contract prices over the remaining life of the contract;

           (b) contracts between any of the Cabot LNG Companies and employees of the Cabot LNG Companies;

           (c) licenses, leases, and other contracts granting rights to any material property of the Cabot LNG Companies, but not including the sublease between Cabot and one or more of the Cabot LNG Companies for the office space located on the 12th floor of 75 State Street, Boston, Massachusetts (the "Sublease");

          (d) contracts which require capital expenditures by the Cabot LNG Companies on Schedule 7.2(b);

          (e) contracts between the Cabot LNG Companies and unaffiliated third parties for the management, maintenance, operation or chartering of The Matthew, in each case involving an aggregate payment by or to the Cabot LNG Companies of at least $1,000,000; and

           (f) any other contracts, instruments or commitments of the Cabot LNG Companies requiring an aggregate payment by the Cabot LNG Companies of at least $1,000,000 over the remaining life of the contract (but expressly excluding contracts, licenses and leases which would be covered by any of clauses (a),
(b), (c), (d) or (e) if such clauses did not contain the dollar thresholds or time period limitations or requirements in such clauses);

but excluding any contracts entered into after the date of this Agreement in compliance with Section 7.2.

All the foregoing are herein called "Material Contracts". Such list includes with respect to each Material Contract the names of the parties, the date thereof, and its title. Except as set forth on the Disclosure Schedule, true and correct copies of all Material Contracts have previously been made available to Buyer. The Material Contracts listed in the Disclosure Schedule set forth the entire agreement between the Cabot LNG Companies and the respective third-parties with respect to the subject matter thereof, and, except as indicated in such Schedule, there have been no amendments or side or supplemental agreements to or in respect of, any Material Contract, other than agreements made in the ordinary course of business with respect to closed transactions and which do not have prospective effect, and such Material Contracts are in full force and effect. Except as indicated in the Disclosure Schedule, there is no event which has occurred or existing condition which constitutes or which, with notice, the happening of an event and/or the passage of time, would constitute a default or breach under any Material Contract or would cause the acceleration of any obligation of any party thereto, or give rise to any right of termination or cancellation, except defaults or breaches which would not reasonably be expected to have a Material Adverse Effect and except for accelerations or rights of termination or cancellation which either are not reasonably expected to occur or would not reasonably be expected to have a Material Adverse Effect.

         Contract MA/MSB 176 between The Maritime Subsidy Board and Methane Gamma Company dated September 30, 1972 has expired in accordance with its terms, except for provisions which by the terms of such contract survive expiration. The Cabot LNG Companies have satisfied the conditions to be satisfied by them in the Settlement Agreement dated September 18, 1990 by and among the United States of America, Argent Marine I, Inc., Argent Marine II, Inc., Argent Marine III, Inc., Argent Marine Services, Inc., Argent Marine Operations, Inc., Argent Chartering I, Inc., Argent

Chartering II, Inc., Argent Chartering III, Inc., Argent Marine Management, Inc., Cabot LNG Corporation, Cabot LNG Shipping Corporation, Shell Bermuda (Overseas) Limited, Shell Gas Nigeria, B.V., Shell International Gas Limited, and Shell International Marine Limited.

         Section 3.8. Required Consents, Etc. No consent, approval, authorization, declaration or filing, including, without limitation, any consent, approval or authorization of or declaration or filing with any governmental authority or third party, is required on the part of Seller or any of the Cabot LNG Companies in connection with the execution and delivery of this Agreement or the sale of the LNG Company Shares except (i) as set forth on the Disclosure Schedule, (ii) filings under the Hart-Scott Act and (iii) any third party consent, approval, authorization, declaration or filing where the failure to obtain such consent, approval or authorization or to make such declaration or filing would not reasonably be expected to have a Material Adverse Effect.

         Section 3.9. Seller's Investment Banker. Neither Seller nor any of the Cabot LNG Companies has retained any investment banker, broker or finder, or incurred any liability for any investment banker's or broker's fee or commissions or finder's fees in connection with the sale of the Cabot LNG Business, except Goldman, Sachs & Co.; and the fees and expenses of Goldman, Sachs & Co., investment banker to Cabot and the Seller, shall be the sole responsibility of Cabot and Seller.

         Section 3.10. Employees; Compensation and Benefit Plans.

           (a) The Cabot LNG Companies are in compliance with all applicable U.S. federal, state and local laws and regulations respecting employment and employment practices, and terms and conditions of employment and wages and hours, except for any non-compliance which would not reasonably be expected to have a Material Adverse Effect. None of the employees of any of the Cabot LNG Companies is represented by a union; and there is no labor strike, dispute, slowdown, stoppage, organizational effort, dispute or proceeding by or with any employee or former employee of the Cabot LNG Companies actually pending or, to the knowledge of Seller, threatened against the Cabot LNG Companies.

         (b) There are no employment or consulting contracts (other than those terminable at will or on not more than 30 days notice) between the Cabot LNG Companies and any of their respective employees or other individuals, other than as described on the Disclosure Schedule.

         (c) None of the Cabot LNG Companies maintains, contributes to, or has any liability with respect to any "employee benefit plan" as defined in Section
3.3 of the Employee Retirement Security Act of 1974, as amended, other than the Cabot Benefit Plans and the Cabot LNG Severance Protection Plan. Note: Reference to ERISA stated incorrectly...insert "Income" after "Retirement"

         Section 3.11. Insurance. The physical properties and assets of the Cabot LNG Companies are insured under Cabot's insurance program under the policies listed in the Disclosure Schedule. All such insurance policies are on an "occurrence" basis unless otherwise indicated in the Disclosure Schedule. All such policies are valid and in full force. All premiums which are due under such policies have been paid, and no default exists thereunder.

          Section 3.12. Use and Condition of Property. The Marine Terminal in Everett, Massachusetts (the "Everett Marine Terminal") and The Matthew are in reasonable repair, have been maintained in accordance with reasonable commercial practice and are in reasonable working order, ordinary wear and tear excepted. The Everett Marine Terminal conforms with all applicable ordinances, regulations and zoning or other similar laws, except where such nonconformity would not reasonably be expected to have a Material Adverse Effect. The respective capacities of the vaporization equipment and the LNG storage tanks at the Everett Marine Terminal are as described in the confidential offering memorandum delivered to the Buyer relating to the proposed sale of the Cabot LNG Business. The Cabot LNG Companies have good title to their respective personalty, subject to liens and encumbrances which do not interfere with the use of such assets by the Cabot LNG Companies in the conduct of the Cabot LNG Business.

         Section 3.13. Environmental Matters. The Cabot LNG Companies are in compliance with all applicable local, state and federal environmental and worker safety laws, including without limitation legal requirements relating to the use, storage, handling, transport and disposal of Hazardous Substances, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. Seller has no reason to believe that the Cabot LNG Companies, or any of them, will be a potentially responsible party for the clean-up of any site, other than as set forth on the Disclosure Schedule. For purposes of this Agreement, "Hazardous Substances" shall mean any substance which is a "hazardous substance", "hazardous waste", "toxic substance", "toxic waste", "pollutant", "contaminant" or words of similar import under any environmental law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), and the Clean Air Act (42 U.S.C. Section 7401 et seq.), and including without limitation, which contains polychlorinated biphenyl or gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds.

          (a) Except as disclosed on Schedule 3.13, since June 30, 1990 the Cabot LNG Companies have not received any written notice from any third party asserting the liability of the Cabot LNG Companies under, or requiring the submission of information under, any applicable federal, state or local statute, ordinance, regulation, permit, order, directive, decree, governmental approval, or requirements of common law, in each case relating to the protection of the environment, natural resources, worker safety or public health and safety ("Environmental Laws").

         (b) To the knowledge of Seller, except as disclosed on Schedule 3.13, the Cabot LNG Companies are not liable for any environmental contamination at any sites which they do not presently own or operate.

         (c) To the knowledge of Seller, except as disclosed on Schedule 3.13, there are no asbestos containing materials, underground storage tanks, PCB's or radon present at any facilities owned or operated by the Cabot LNG Companies.

         (d) Seller has disclosed to Buyer all agreements between a Cabot LNG Company and any third party settling asserted claims of liability under Environmental Laws and all currently ongoing negotiations between a Cabot LNG Company and any third party seeking to settle asserted claims of liability under Environmental Laws.

         (e) Seller has identified and provided Buyer with access to copies of all environmental assessment reports in Seller's possession or control which were prepared within the preceding three years on, or which are serving as the basis for currently ongoing remediation by the Cabot LNG Companies at, in each case facilities which the Cabot LNG Companies currently own or operate or which the Cabot LNG Companies have previously owned or operated.

         (f) Except as disclosed on Schedule 3.13, the Cabot LNG Companies have not budgeted and do not expect to be likely to incur any costs to comply with mandated retrofit requirements or to respond to or as a result of contamination that could reasonably be expected to result in a Material Adverse Effect.

         Section 3.14. Customers and Suppliers. Seller expects that Sonatrading Amsterdam B.V. ("Sonatrading") and Atlantic LNG will continue to sell LNG to the applicable Cabot LNG Companies substantially in accordance with the terms of their respective agreements with the Cabot LNG Companies, and that all customers of the Cabot LNG Business will continue purchasing LNG and/or vapor substantially in accordance with the terms of their respective agreements with the Cabot LNG Companies, except in each case where such discontinuance would not reasonably be expected to have a Material Adverse Effect.

          Section 3.15. Permits; Compliance with Laws. The Cabot LNG Companies have all permits, licenses and governmental authorizations required for the ownership or operation of the Cabot LNG Business, and the occupancy of the Cabot LNG Companies' respective facilities (and all such facilities are listed on Schedule 3.15), except where the failure to have such permit, license or governmental authorization would not reasonably be expected to have a Material Adverse Effect, and no suspension or cancellation of such permits, licenses or governmental authorizations is pending or, to the knowledge of Seller, threatened. The Cabot LNG Companies are in compliance with all applicable Federal, state and local laws, orders and regulations with respect to their conduct of the Cabot LNG Business (excluding Federal, state and local laws, orders and regulations which are the subject of representations and warranties in Section 3.13) except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. Except as set forth on the Disclosure Schedule, no consent, approval or filing is required in connection with the sale of the LNG Company Shares in order to maintain all such permits, licenses and governmental authorizations in full force and effect for the benefit of Buyer immediately following the Closing.

         Section 3.16. Financial Statements.

         (a) The combined balance sheets of the Cabot LNG Companies as of March 31, 2000 and September 30, 1999 (including the related notes and schedules, if any) present fairly, in all material respects, the combined financial position of the Cabot LNG Companies as of their respective dates, and the combined statements of income, retained earnings and cash flows of the Cabot LNG Companies for the six month period ended March 31, 2000 (including the related notes and schedules, if any) present fairly, in all material respects, the results of operations, retained earnings or cash flows, as the case may be, of the Cabot LNG Companies for the period then ended, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein (subject, in the case of interim financial statements, to GAAP for interim financial statements), and such March 31, 2000 balance sheet and combined statements for the period then ended were prepared on a basis consistent (subject to GAAP for interim financial statements) with the combined balance sheet of the Cabot LNG Companies as of September 30, 1999 (including the related notes and schedules) and the combined statements of income, retained earnings and cash flows of the Cabot LNG Companies (including the related notes and schedules) for the fiscal year then ended. All such financial statements are hereinafter referred to as the "Company Financial Statements".

         (b) None of the Cabot LNG Companies has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against in a balance sheet of the Cabot LNG Companies or in the notes thereto, prepared in accordance with GAAP consistently applied, except for (i) liabilities or obligations that were so reflected or reserved against in the combined balance sheets of the Cabot LNG Companies as of March 31, 2000 or September 30, 1999 (in each case, including the related notes and schedules), (ii) liabilities or obligations arising in the ordinary course of business (including trade indebtedness) since March 31, 2000 and liabilities and obligations incurred after the date of this Agreement in compliance with
Section 7.2, (iii) liabilities or obligations disclosed on Schedule 3.16, on any other Schedule to or elsewhere in this Agreement, and (iv) liabilities or obligations disclosed on the Closing Balance Sheet.

         Section 3.17. The Matthew. The capacity of The Matthew is as described in the confidential offering memorandum delivered to the Buyer relating to the proposed sale of the Cabot LNG Business. Cabot LNG Shipping is the holder of the document of title for The Matthew and has good title to The Matthew, subject to liens and encumbrances which arise by operation of law which have no material effect on the ownership or operation of the vessel for the international carriage of LNG, and liens and encumbrances under the Material Contracts or which arise by virtue of a charter party between Cabot LNG Shipping and one or more of the other Cabot LNG Companies.

         Section 3.18. Events Subsequent to Financial Statements. Except as described in the Company Financial Statements, since March 31, 2000 there has not been any material change in the accounting principles, practices or methods of the Cabot LNG Companies.

         Section 3.19. Spare Parts. The spare parts which are owned by or available to the Cabot LNG Companies under contract are commercially reasonable for the anticipated requirements of The Matthew and the Everett Marine Terminal.

         Section 3.20. Minute Books. The copies of the minute books of the Cabot LNG Companies made available to Buyer for inspection and delivered at Closing accurately record therein all material action taken by their respective Boards of Directors and shareholders.

         Section 3.21. Dredging. To Seller's knowledge, the Cabot LNG Companies do not have any liability under the environmental indemnity in the Dredging Agreement effective as of July 1, 1997 between the Massachusetts Port Authority and Distrigas of Massachusetts Corporation.


ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF CABOT.

         Cabot represents and warrants to Buyer and Parent that each of the statements contained in this Article 4 is true and correct as of the date hereof:
         Section 4.1. Authorization and Validity of Agreement; Absence of Breaches, Etc.

         (a) Cabot is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Cabot has full corporate power and authority and has taken all required corporate action necessary to permit it to execute and deliver and to carry out the terms of this Agreement and all other documents or instruments required hereby.

         (b) The execution, delivery and performance of this Agreement by Cabot are within its corporate powers, have been duly authorized by all necessary corporate action and do not contravene or constitute a default under any provision of Cabot's charter or by-laws. This Agreement constitutes a legal, valid and binding obligation of Cabot enforceable against Cabot in accordance with its terms.

         (c) The execution, delivery and performance of this Agreement by Cabot and the consummation of the transactions contemplated hereby do not and will not
(i) breach,
contravene or constitute a default under any provision of any contract, agreement or other instrument to which Cabot is a party or by which Cabot's assets or business are bound, except in each case where such default, contravention or breach would not reasonably be expected to have a Material Adverse Effect, or (ii) contravene or violate any law, regulation, rule, judgment, order, permit or decree binding upon Cabot.

         Section 4.2. Required Consents. No consent, approval, authorization, declaration or filing, including, without limitation, any consent, approval or authorization of or declaration or filing with any governmental authority or third party, is required on the part of Cabot in connection with the execution and delivery of this Agreement or the sale of the LNG Company Shares except (i) as set forth on the Disclosure Schedule, (ii) filings under the Hart-Scott Act and (iii) any third party consent or approval where the failure to obtain such consent or approval would not reasonably be expected to have a Material Adverse Effect.

         Section 4.3. Cabot's Investment Banker. Cabot has not retained any investment banker, broker or finder, or incurred any liability for any investment banker's or broker's fee or commissions or finder's fees in connection with the sale of the Cabot LNG Business, except Goldman, Sachs & Co.; and the fees and expenses of Goldman, Sachs & Co., investment banker to Cabot and the Seller, shall be the sole responsibility of Cabot and Seller.


ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer represents and warrants to Seller and Cabot that each of the statements contained in this Article 5 is true and correct as of the date hereof:

         Section 5.1. Authorization and Validity of Agreement; Absence of Breaches, Etc.

         (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has full power and authority and has taken all required corporate or other action necessary to permit it to execute and deliver and to carry out the terms of this Agreement and all other documents or instruments required hereby. Parent is the parent company of Buyer.

         (b) The execution, delivery and performance of this Agreement by Buyer are within its powers, have been duly authorized by all necessary corporate or other action and do not contravene or constitute a default under any provision of Buyer's governing documents. This Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

         (c) The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby do not and will not
(i) breach,
contravene or constitute a default under any provision of any material contract, agreement or other instrument to which Buyer is a party or by which Buyer's assets or business are bound, or (ii) contravene or violate any law, regulation, rule, judgment, order, permit or decree binding upon Buyer.

         Section 5.2. Required Consents. No consent, approval, authorization, declaration or filing, including, without limitation, any consent, approval or authorization of or declaration or filing with any governmental authority or third party, is required on the part of Buyer in connection with the execution and delivery of this Agreement or the purchase of the LNG Company Shares other than those which have been obtained or made, and filings under the Hart-Scott Act.

         Section 5.3. No Investment Banker. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission as a result of any dealings, undertakings or agreements of Parent, Buyer or any of their respective affiliates.

         Section 5.4. Litigation. There are no actions, suits, proceedings, governmental investigations or claims pending against or affecting Buyer that could prevent or interfere with Buyer's consummation of the transactions contemplated hereby.

         Section 5.5. No Financing Condition. Buyer has, or has binding commitments from responsible financial institutions to provide, the funds necessary to pay at the Closing the Purchase Price for the LNG Company Shares. Buyer's obligations under this Agreement are not subject to any financing condition or contingency.


ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF PARENT.

         Parent represents and warrants to Seller and Cabot that each of the statements contained in this Article 6 is true and correct as of the date hereof:

         Section 6.1. Authorization and Validity of Agreement; Absence of Breaches, Etc.

         (a) Parent is a societe anonyme duly organized, validly existing and in good standing under the laws of Belgium. Parent has full power and authority and has taken all required corporate or other action necessary to permit it to execute and deliver and to carry out the terms of this Agreement and all other documents or instruments required hereby.

         (b) The execution, delivery and performance of this Agreement by Parent are within its powers, have been duly authorized by all necessary corporate or other action and do not contravene or constitute a default under any provision of Parent's governing documents. This Agreement constitutes a legal, valid and binding obligation of Parent enforceable against it in accordance with its terms.

         (c) The execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby do not and will not
(i) breach, contravene or constitute a default under any provision of any material contract, agreement or other instrument to which Parent is a party or by which Parent's assets or business are bound, or (ii) contravene or violate any law, regulation, rule, judgment, order, permit or decree binding upon Parent.

         Section 6.2. Required Consents. No consent, approval, authorization, declaration or filing, including, without limitation, any consent, approval or authorization of or declaration or filing with any governmental authority or third party, is required on the part of Parent in connection with the execution and delivery of this Agreement or the purchase of the LNG Company Shares, other than those which have been obtained or made, and filings under the Hart-Scott Act.

         Section 6.3. No Investment Banker. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission as a result of any dealings, undertakings or agreements of Parent, Buyer or any of their respective affiliates.

         Section 6.4. Financial Statements. Parent has delivered to Seller an audited balance sheet of Parent as at December 31, 1999 and operating statements for the period then ended. Such financial statements and the notes thereto, if any, fairly present the financial condition of Parent at the date thereof and the results of its operations for the period indicated, in accordance with the books and records of Parent and in conformity with Belgian generally accepted accounting principles applied during the periods covered thereby on a basis consistent with prior periods.

         Section 6.5. Litigation. There are no actions, suits, proceedings, governmental investigations or claims pending against or affecting Parent that could prevent or interfere with Parent's consummation of the transactions contemplated hereby.

         Section 6.6. Rating. The ultimate parent of the Buyer is Suez Lyonnaise des Eaux, a societe anonyme organized under the laws of France (the "Ultimate Parent"), and the Ultimate Parent has a Rating of "A Stable" and is in the energy, oil and gas or power industry. For purposes of this Agreement, "Rating" means, with respect to any Person, the statistical rating of any long-term non-credit enhanced senior unsecured debt of such Person most recently announced by Standard & Poor's.

ARTICLE 7. COVENANTS

         Section 7.1. Access to Information; Reports.

         (a) Until the Closing, Seller shall cause the Cabot LNG Companies to grant to Buyer and its representatives, during normal business hours, reasonable access to the facilities (including the Everett Marine Terminal), properties (including The Matthew), key personnel who possess knowledge of the operations and structure of the Cabot LNG Companies, corporate and other organizational records, books of account, contracts, audit working papers (if permitted by the independent auditors) and all other documents of the Cabot LNG Companies reasonably requested by Buyer to verify the accuracy of Seller's representations and warranties hereunder and to carry out non-invasive environmental and worker safety related investigations, provided that the scope and manner of such investigations must be approved in advance by Seller, and shall be subject to such reasonable conditions as Seller may require. Seller shall also cause the Cabot LNG Companies to grant to Buyer reasonable access to all officers and key employees of the Cabot LNG Companies to discuss continued employment following the Closing.

         (b) Promptly following the execution and delivery of this Agreement, Seller shall cause to be prepared by the Cabot LNG Companies and delivered to Buyer a summary report (the "Report"), of the contracts of the Cabot LNG Companies providing for sales by the Cabot LNG Companies of LNG or vapor to be delivered on or after August 1, 2000 and of contracts of the Cabot LNG Companies providing for purchases by the Cabot LNG Companies of pipeline gas to be delivered on or after August 1, 2000. The Report shall specify the term, type, maximum daily quantity, annual contract quantity and current pricing terms of each contract included in the Report. Until the Closing, Seller shall cause to be prepared by the Cabot LNG Companies and delivered to Buyer on a weekly basis an update of the Report.

         Section 7.2. Conduct of Business. Between the date of this Agreement and the Closing, unless Buyer shall otherwise consent in writing:

         (a) Required Actions. Seller shall cause the Cabot LNG Companies to do the following:

                  (i) conduct the Cabot LNG Business only in the ordinary course;

                  (ii) use commercially reasonable efforts to preserve the Cabot LNG Companies' business organizations intact, to retain their material permits, licenses, and franchises, to preserve the Material Contracts, to obtain or continue to work in good faith toward obtaining outstanding permits required to construct and operate planned facility construction, including but not limited to the planned high-pressure vaporization project expansion and the planned construction of the Island End cogeneration facility, and to preserve the goodwill of their key employees, customers, prospects, suppliers, government agencies, neighboring landowners and operators and others having business or other related activities with them; and

                  (iii) Cabot Business Trust, Cabot LNG Business Trust and Cabot LNG Business Trust II shall have timely elected on a properly completed Treasury Form 8832 to be classified as an association taxable as a corporation.

           (b) Prohibited Actions. Seller shall not permit the Cabot LNG Companies to do any of the following:

                  (i) issue any capital stock or other equity interests in or rights to acquire capital stock or other equity interests in any of the Cabot LNG Companies to any person other than Seller or one of the Cabot LNG Companies;

                  (ii) terminate the services of any present employee, consultant or agent material to the Cabot LNG Business except for cause;

                  (iii) acquire or dispose of any properties or assets material to the LNG Business except in the ordinary course of business or pursuant to capital projects disclosed on Schedule 7.2(b) (up to the respective amounts specified on such Schedule for each such project), provided that nothing contained herein shall preclude the termination of the Sublease at Closing without further liability of Cabot or any of the Cabot LNG Companies;

                  (iv) modify, amend, or waive rights under any Material Contract, except in the ordinary course consistent with past practice or cancel or terminate any Material Agreement;

                  (v) without the prior written consent of Buyer, which shall not be unreasonably withheld, (A) execute any agreement providing for purchases of LNG by the Cabot LNG Companies, or any amendment to any such agreement unless the agreement or amendment relates to a delivery which will be completed prior to August 1, 2000, (B) execute any agreement providing for purchases of pipeline gas by the Cabot LNG Companies to be delivered more than 30 days after the date of such agreement, or any amendment to any such agreement unless the agreement or amendment relates to a delivery which will be completed prior to the end of such 30 day period, (C) execute any agreement providing for the sale of LNG or vapor by the Cabot LNG Companies to be delivered on or after November 1, 2000, or any amendment to any such agreement unless the agreement or amendment relates to a delivery which will be completed prior to November 1, 2000, or (D) execute any agreement providing for the chartering of a ship by the Cabot LNG Companies (other than chartering The Matthew to one or more of the Cabot LNG Companies) during a period on or after August 1, 2000, (E) execute any agreement requiring capital expenditures by the Cabot LNG Companies not contemplated by Schedule 7.2(b), or (F) execute any other contract or agreement (or series of related contracts or agreements) requiring expenditures by or imposing obligations on the Cabot LNG Companies, in each case in excess of $1,000,000, provided that in each case of a request for a consent under this Section 7.2(b)(v) Buyer shall respond in writing by telecopier or other electronic transmission to such request within 1 business day of receiving such request, and if Buyer fails to provide such response within 1 business day, Buyer shall be deemed to have given its requested consent and no further consent shall be required;

                  (vi) enter into new lines of business which are not related to the Cabot LNG Business; or

                  (vii) change the accounting policies of the Cabot LNG
         Companies.

Notwithstanding the foregoing, nothing contained in this Agreement shall restrict in any way the right and ability of the Cabot LNG Companies to execute (whether prior to, on or after the date of this Agreement) and perform agreements to resolve differences among the Cabot LNG Companies, Atlantic LNG and its shareholders, and their respective affiliates, with respect to the expansion of Atlantic LNG's facility in Trinidad, and, in connection with such agreements, to amend the existing agreements between any of the Cabot LNG Companies and Atlantic LNG, to terminate or restate the Shareholders Agreement among the shareholders of Atlantic LNG, to enter into an Expansion Framework Agreement and the agreements provided for therein, including an LNG purchase agreement providing for the purchase of LNG by the Cabot LNG Companies out of the second train of the Atlantic LNG facility, a Joint Use and Operating Agreement, a limited liability company agreement and a mutual release, in each case containing substantially the commercial terms included in the Expansion Framework Agreement (Execution Draft dated 7/12/2000 and its Exhibits) provided to Buyer prior to the date of this Agreement. Notwithstanding anything in this Agreement to the contrary, the entering into and performance of the agreements, amendments of the existing agreements and termination or restatement of the Shareholders Agreement referred to above shall not constitute or result in a breach of any representation or warranty or covenant of Seller or Cabot in this Agreement or any inaccuracy in any certificate delivered under this Agreement.

         Section 7.3. Section 338(h)(10) Election. Not later than eight months after the Closing Date, Cabot and Buyer shall complete and execute in duplicate originals a joint "Section 338(h)(10) Election" on Form 8023 (or any successor form), and any similar form required for state income tax purposes, applicable to the Cabot LNG Companies organized under the laws of any jurisdiction within the United States. Buyer shall have the sole responsibility for filing an original Form 8023 with the Internal Revenue Service (and any similar form for state tax purposes) and nothing herein shall subject Cabot or Seller to any liability in the event that the form is (i) not valid, or (ii) not filed or not filed in a timely manner, or (iii) not filed in the proper office. However, Cabot may in its sole discretion file such form with the Internal Revenue Service and any applicable state taxing authority, regardless of whether Buyer files the form. Buyer shall prepare the purchase price allocation necessary to complete Form 8023 and shall, at least 90 days prior to the last date for filing such form, submit a draft allocation to Cabot (together with any required supporting information) for Cabot's approval, which shall not be unreasonably withheld.

         Section 7.4. Foreign Subsidiaries. Buyer may file or cause to be filed an election under section 338(g) of the Code with respect to any subsidiary of Seller that is not organized under the laws of any jurisdiction within the United States (each a "Section 338 (g) Election"), provided, however, that any liability of Seller for Taxes (other than United States federal income taxes imposed on Cabot, Seller, or the Cabot LNG Companies) arising solely as a result of such Section 338 (g) Election shall not be treated as a liability of any of the Cabot LNG Companies for purposes of determining the Closing Balance Sheet or the Asset Change Adjustment, and shall not be treated as amounts for which Cabot or Seller are liable for indemnification pursuant to Section 11.3 hereof.

         Section 7.5.  Covenants as to Tax Matters.

         (a) The parties hereto shall treat and report the transactions contemplated by this Agreement in all respects consistent with the tax forms to be filed pursuant to Section 7.3 of this Agreement for purposes of any federal, state, local or foreign tax and shall not take any actions or positions before any taxing authorities inconsistent with the positions taken on the tax forms.

         (b) For federal income tax purposes, and any applicable state, local or foreign tax purposes, the current taxable year of each of the Cabot LNG Companies filing a federal income tax return (the "Pre-Closing Short Year") shall terminate as of the end of the Closing Date, and the Cabot LNG Companies shall be treated as new corporations for the period beginning on the day after the Closing Date and ending as of the close of the succeeding taxable year of the Buyer (the "Post-Closing Short Year") and subsequent periods. For purposes of allocating income, gain, credit, loss, and deduction of each of the Cabot LNG Companies between its Pre-Closing Short Year and its Post-Closing Short Year, the books of the Cabot LNG Companies shall be closed as of the close of business on the Closing Date. Notwithstanding anything to the contrary in this Agreement, any income of any of the Cabot LNG Companies resulting from a Section 338(h)(10) Election or, subject to Section 7.4 (which provides that Buyer will be responsible for certain taxes of Seller or the Cabot LNG Companies as a result of a Section 338(g) election), a United States federal Section 338(g) Election, as a result of any deemed asset sale shall be allocated to the Cabot LNG Companies' Pre-Closing Short Year. Cabot shall cause the taxable income or loss of each of the Cabot LNG Companies for its Pre-Closing Short Year, determined as set forth above, and for any prior taxable year, to be reported on its consolidated federal income tax return for the taxable year in which the Closing Date falls, and, except as provided in Section 7.4, Cabot shall be responsible for filing any other Pre-Closing Short Year or other returns and paying the tax shown as due thereon.

         (c) Buyer agrees that it shall not cause any of the Cabot LNG Companies on the Closing Date to undertake any transaction not in the ordinary course of the business of such Cabot LNG Company, if as a result of such transaction the tax liabilities borne by Cabot or the Seller would be increased thereby.

         Section 7.6. Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall cause to be prepared and filed any state, local or foreign tax returns of the Cabot LNG Companies for taxable periods which begin before the Closing Date and end after the Closing Date in each case using the past practices and methods of the Cabot LNG Companies for preparing and filing such tax returns, provided that such past practices and methodologies are consistent with the applicable rules and regulations. Cabot shall have the right to review such forms at least 15 days prior to the applicable filing deadline and require changes to any such tax forms to make them consistent with the Cabot LNG Companies past practices and methods through its 1998 taxable year of preparing and filing such tax returns, provided that, Cabot's counsel reasonably concludes that such past practices and methodologies are consistent with such rules and regulations and that the Buyer will not be subject to penalties if it follows such practices and methods. Cabot shall pay to (or as directed by) Buyer amounts equal to the portions of such Taxes which relate to the portions of such taxable periods ending on the Closing Date to the extent such Taxes have not already been paid by the Cabot LNG Companies (including payments made by the Cabot LNG Companies or the Seller prior to the Closing) or reflected in the Closing Balance Sheet or the Asset Change Adjustment, and such payments shall be made in each applicable case by the later of (i) fifteen (15) days after the date when Buyer notifies Cabot of an amount of such Taxes that is payable and (ii) five
(5) days prior to the due date for paying such amount of Taxes to the relevant tax authority. For purposes of this Section 7.6, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be allocated on a basis consistent with the allocations made pursuant to the preceding sentence. All determinations necessary to give effect to the foregoing allocations shall be made in a reasonable manner that endeavors to be consistent with prior practice of the Cabot LNG Company.

         Section 7.7.  Cooperation as to Tax Matters.

         (a) Buyer and Cabot shall cooperate fully, and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article 7 or otherwise, and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such Tax Return filing, audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

         (b) Cabot agrees (i) to provide to Buyer, upon request, all books and records with respect to Tax matters pertinent to the Cabot LNG Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record-retention agreements entered into with any Tax authority, and (ii) to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Buyer so requests, Cabot shall allow Buyer to take possession of such books and records. Cabot agrees to provide to Buyer a reasonable opportunity to review all federal and state income or other tax returns for the Cabot LNG Companies for the periods ending on the Closing Date, not less than fifteen days prior to filing. Such returns shall in each case use the past practices and methods of the Cabot LNG Companies for preparing and filing such tax returns, provided that such past practices and methodologies are consistent with the applicable rules and regulations.


         (c) Buyer and Cabot further agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         Section 7.8. Audits. Cabot shall control all audits and contests relating to any Taxes for the Cabot LNG Companies for all Pre-Closing tax periods. The Cabot LNG Companies shall grant Cabot or its agents the necessary powers of attorneys prior to closing to empower Cabot and its agents to control such audits and contests. Buyer shall have the right to observe such audits or contests at its own expense. Buyer shall control all audits and contests relating to Taxes for all Post-Closing tax periods, provided, however, that Cabot shall have the right to observe such audits or contests at Cabot's expense, and provided further that the Cabot shall have the right to require the Buyer to defend the Cabot's past practices and methods for preparing and filing tax returns to the extent such practices were consistent with the Code and the rules and regulations thereunder and such practices are at issue on any such audit or contest for any tax period through the Closing Date.


         Section 7.9. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

         (a) "Tax" or "Taxes" means all taxes, charges, fees, levies, penalties, additions or other assessments imposed by any federal, state, foreign or local taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, value added, social security or other taxes, including any interest, penalties or additions attributable thereto.

         (b) "Tax Returns" means all reports, estimates, declaration of estimated tax, information statements, elections and returns relating to, or required to be filed in connection with, any Taxes and any schedules attached to or amendments of (including refund claims with respect to) any of the foregoing.

         Section 7.10. Restructuring.

         (a) Prior to Closing, Buyer and Parent may request a restructuring of the form of the sale of the Cabot LNG Business from a sale of the LNG Company Shares to a sale of the equity or assets (or any combination thereof) of the Cabot LNG Companies, recognizing that the sale cannot be restructured as a sale of assets, although Cabot and Seller will consider, in accordance with this
Section 7.10(b), selling The Matthew as an asset sale. As part of a proposed restructuring of the sale of the Cabot LNG Business, Buyer and Parent may propose an assignment of Buyer's rights and obligations under this Agreement to an entity which is controlled, directly or indirectly, by the Parent and the Ultimate Parent (the "Assignee"), provided that at the time of such assignment and at Closing all of the representations and warranties in Section 5 and in
Section 6.6 are true and correct substituting references to the Buyer with references to the Assignee, and from and after the effective date of such assignment references to the Buyer shall be deemed references to the Assignee, but no such assignment shall relieve Buyer of its obligations under this Agreement.

         (b) Seller and Cabot agree to cooperate with Buyer and Seller in such a restructuring and assignment if the sale of the Cabot LNG Business as so proposed to be restructured, the proposed assignment, if any, and the consummation of the transactions contemplated thereby are not reasonably expected by Cabot (v) to violate any applicable law, rule, regulation, order, judgement or decree binding upon Cabot, Seller, any of the Cabot LNG Companies, Buyer or Parent, (w) to require the consent, approval, authorization, declaration or filing with any third party or governmental authority which is not required for the sale of the Cabot LNG Shares and the consummation of the transactions contemplated by this Agreement without giving effect to such restructuring or assignment, (x) to result in a delay of the Closing Date, (y) to result in the imposition of any restriction on the conduct of the Cabot LNG Business prior to Closing, or (z) to result in any additional cost, expense, fees, loss or tax incurred or payable by Cabot, Seller or any of the Cabot LNG Companies which is not fully indemnified by the indemnity from Buyer and Parent in Section 11.4(c).

         Section 7.11. Closing. Cabot and Seller shall use their respective reasonable efforts to take all actions necessary to satisfy, as promptly as practicable, all conditions to the Closing. Without limiting the generality of the foregoing, Cabot shall as soon as reasonably practicable after the date hereof, but in any event on or before the fifth business day after the date of this Agreement, make the necessary filings under the Hart-Scott Act and shall request early termination of the waiting period under the Hart-Scott Act. Seller shall cooperate and promptly respond to any requests for additional information, inquiries or investigations by the Federal Trade Commission or Department of Justice.

         Section 7.12. Insurance. Cabot will maintain in full force and effect for the benefit of Cabot or the Cabot LNG Companies, as applicable, the coverage under the existing insurance policies listed on Schedule 3.11 with respect to claims made after December 31, 1999 for events occurring after December 31, 1993 and prior to the Closing (the "Continued Insurance Coverage"). Proceeds of the Continued Insurance

Coverage received after Closing shall be treated as provided in Section 2.6. Cabot shall not, however, be required to continue any Continued Insurance Coverage past such time that a claim may be made thereunder for occurrences prior to the Closing, except for those insurance policies under which claim(s) have been made and are then pending.

         Section 7.13. Confidentiality. The confidentiality agreement among Cabot and Cabot LNG Corporation, on the one hand, and Tractebel Power Inc. and Tractebel Energy Marketing, Inc. on the other hand, dated February 14, 2000 (the "Confidentiality Agreement") shall remain in full force and effect, shall be applicable to Buyer and Parent, and shall survive any termination of this Agreement, provided that the Confidentiality Agreement (other than the last three paragraphs on page 2 thereof which shall survive the Closing) shall terminate immediately following the consummation of the Closing.

         Section 7.14. Closing. Buyer and Parent shall use their respective reasonable efforts to take all actions necessary to satisfy, as promptly as practicable, all conditions to the Closing. Without limiting the generality of the foregoing, Buyer shall as soon as reasonably practicable after the date hereof, but in any event on or before the fifth business day after the date of this Agreement, make the necessary filings under the Hart-Scott Act and shall request early termination of the waiting period under the Hart-Scott Act. Buyer shall cooperate and promptly respond to any requests for additional information, inquiries or investigations by the Federal Trade Commission or Department of Justice.

         Section 7.15. Sponsor Guaranty. At Closing, Parent shall execute and deliver a Guaranty Supplement and an Agreement Supplement (as each such term is defined in the Sponsor Guaranty dated as of June 10, 1997 from Amoco Corporation, BG plc, Cabot, The National Gas Company of Trinidad and Tobago Limited and Repsol, S.A. in favor of ABN AMRO Bank N.V., as administrative agent, and the other secured parties referred to in the Credit Agreement referred to therein, as amended (the "Sponsor Guaranty")) in accordance with the Sponsor Guaranty and shall take such other action as shall be reasonably required for Parent to assume the obligations of Cabot under the Sponsor Guaranty and to release Cabot from its obligations under the Sponsor Guaranty. In the event, the lenders to Atlantic LNG require that the Ultimate Parent, in place of or addition to the Parent, execute and deliver a Guaranty Supplement and an Agreement Supplement, Buyer and Parent shall make every effort to cause the Ultimate Parent to execute and deliver such agreements and to take such other action as shall be reasonably required for Ultimate Parent to assume the obligations of Cabot under the Sponsor Guaranty and to release Cabot from its obligations under the Sponsor Guaranty.

         Section 7.16. LNG Sales Guaranty. Prior to Closing and, if not obtained prior to Closing, after Closing, the parties shall use their commercially reasonable efforts to obtain the consent of the lenders to Atlantic LNG for the assignment by Cabot to Parent of Cabot's obligations under the Guarantee Agreement dated as of June 18, 1996, as amended, made by Cabot in favor of Atlantic LNG, which Guarantee has been collaterally assigned to such lenders (the "Sales Guaranty"), and for the assumption by

Parent of such obligations and release of Cabot therefrom. Promptly following receipt of such consent, Parent and Cabot shall execute such agreements and take such other action as shall be reasonably necessary to effectuate such assignment, assumption and release. In the event, the lenders to Atlantic LNG require that the Ultimate Parent, in place of or addition to the Parent, assume the obligations of Cabot under the Sales Guaranty, Buyer and Parent shall make every effort to cause the Ultimate Parent to assume such obligations and to execute and deliver such agreements and take such other action as shall be reasonably required for Ultimate Parent to assume the obligations of Cabot under the Sales Guaranty and to release Cabot from its obligations under the Sales Guaranty.

         Section 7.17. Negotiation With Others.

         (a) After the date hereof and prior to the earliest of (i) August 31, 2000, (ii) the Closing or (iii) termination of this Agreement, Cabot and Seller shall not and shall not permit any of the Cabot LNG Companies to, directly or indirectly, solicit, initiate or participate in any negotiations or discussions with any third party other than Parent and Buyer and its designees with respect to any offer or proposal to acquire the Cabot LNG Business, whether by merger, purchase of assets, tender offer or otherwise.

         (b) Cabot and Seller each (i) acknowledge that a breach of any of its covenants contained in this Section 7.17 will result in irreparable harm to the Buyer and Parent which will not be compensable in money damages, and (ii) agree that such covenant shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to the Buyer and Parent for a breach of such covenant.

ARTICLE 8.        OPTIONAL ENVIRONMENTAL INDEMNIFICATION.

         Section 8.1. Environmental Indemnification Option. The Buyer shall have the option (the "Environmental Indemnification Option"), exercisable up to one
(1) year from the Closing, to have the Seller provide indemnification for certain environmental matters (as more fully set forth below in this Article 8). The Buyer may exercise the Environmental Indemnification Option by providing written notice to Seller of such exercise no later than the close of business on the first anniversary of the Closing together with payment in immediately available funds of the liability retention fee (a) in the amount of THREE MILLION SEVEN HUNDRED AND FIFTY THOUSAND DOLLARS ($3,750,000) with respect to the matters set forth in Section 8.3(a) below and (b) in the amount of THREE MILLION SEVEN HUNDRED AND FIFTY THOUSAND DOLLARS ($3,750,000) with respect to the matters set forth in Section 8.3(b) below. The Buyer may exercise the Environmental Indemnification Option with respect to the matters set forth in
Section 8.3(a) or Section 8.3(b) or both. Upon payment of the applicable liability retention fee specified above for matters set forth in Section 8.3(a), such matters shall constitute "Covered Matters". Upon payment of the applicable liability retention fee specified above for matters set forth in Section 8.3(b), such matters shall constitute "Covered Matters". Notwithstanding the foregoing, for the purposes of

Sections 8.2(d) and (e) only, until Buyer's right to the Environmental Indemnification Option have lapsed or terminated unexercised, all matters described in Sections 8.3.(a) and 8.3(b) shall be deemed "Covered Matters".

     Section _8.2. Scope Of Environmental Indemnification. Upon the Buyer's exercise of the Environmental Indemnification Option in accordance with Section
8.1 above, the Seller shall, for a period of ten (10) years from the date of Closing (the "Environmental Indemnity Period"), indemnify the Buyer for all costs, damages, expenses and liabilities (including reasonable legal fees) (the "Environmental Costs") relating to the Covered Matters, subject to the limitations and conditions set forth below:



              (a) The forgoing indemnification shall apply only as to
                  Environmental Costs in excess of TEN MILLION DOLLARS ($10,000,000) in the aggregate (the "Deductible"), which Deductible shall apply whether the Buyer exercises the Environmental Indemnification Option with respect to the matters set forth in Section 8.3(a) or Section 8.3(b) or both.


              (b) With respect to Environmental Costs in excess of the
                  Deductible, the Seller and the Buyer shall share liability for amounts up to FORTY MILLION DOLLARS ($40,000,000) in excess of the Deductible (the "Excess Costs"), with the Seller responsible for fifty-one (51%) percent of the Excess Costs and the Buyer responsible for forty-nine (49%) of the Excess Costs whether the Buyer exercises the Environmental Indemnification Option with respect to the matters set forth in Section 8.3(a) or Section 8.3(b) or both.

              (c) The Seller shall have no liability for any Environmental Costs beyond 51% of the Excess Costs.

              (d) The Buyer shall be required to assert all claims relating to
                  Covered Matters against Boston Gas or any other relevant third party; provided, however, that the Seller shall have the right to jointly manage the prosecution of any lawsuit relating to such claims, and, provided, further that claims against Boston Gas and its affiliates need not be asserted until the aggregate unasserted claims for Covered Matters against Boston Gas and its affiliates equal or exceed $1,000,000 and claims against any other third party and its affiliates need not be asserted until the aggregate unasserted claims for Covered Matters against such third party and its affiliates equal or exceed $250,000. In the event that Buyer fails to assert claims required to be asserted, Buyer agrees that Seller shall have a claim against Buyer to the extent of the liability of Boston Gas or any other relevant third party. Any such amounts recovered, net of costs of recovery, shall be applied in the following order of priority:

                       (i) First, to reimburse the Seller and Buyer for any
                           payments made pursuant to clause (b) above, in which event the Excess Costs limitation shall be restored to the extent of such reimbursement;

                      (ii) Second, to reimbursement of any payments made by the
                           Buyer pursuant to clause (a) above, in which event the Deductible shall be restored to the extent of such reimbursement; and

                     (iii) Then, set aside in reserve on the books of Buyer to
                           increase the amount of the Deductible.


                  (e) It shall be a condition precedent to the Seller's indemnification obligations under this Section 8.2 that (i) the Buyer shall notify the Seller in writing on a timely basis of all upcoming environmental projects and cost recovery actions relating to the Covered Matters; (ii) the Seller shall have the right to jointly manage and participate in all meetings with relevant governmental authorities and other third parties regarding the Covered Matters, and to jointly manage all environmental projects and cost recovery actions relating to the Covered Matters, in each case to the extent that the Seller determines to be appropriate; and (iii) that Buyer and Seller agree in advance on the environmental engineers, consultants, contractors, attorneys and other outside parties to be retained and on the costs to be incurred in connection with Covered Matters. To the extent that Buyer finds Seller's joint management unworkable in certain circumstances (or for any other reason), Buyer shall have the right to decline indemnification under this Article on a case by case basis, and if Buyer so declines in respect of a particular matter such matter will not be considered a Covered Matter (and Buyer shall solely manage and be entitled to full reimbursement of any third party cost recoveries in respect of such matter).

After the expiration of the Environmental Indemnification Period, the foregoing indemnification will continue in effect for Covered Matters as to which the Buyer has provided written notice to the Seller prior to the expiration of the Environmental Indemnification Period.

         Section 8.3.  Covered Matters.

         "Covered Matters" shall mean:

              (a) if the applicable liability retention fee specified in Section
                  8.1 is paid for the matters set forth in this clause 8.3(a), any investigation and/or remediation of environmental conditions existing at the 8 parcels of real estate owned by the Cabot LNG Companies at Rover Street and Beacham Street in the City of Everett, Massachusetts, as more particularly described in Exhibit A to the Title Insurance Commitment attached hereto as Exhibit E and, unless the Buyer exercises the Railroad Parcel Rejection Option and does not subsequently exercise the Railroad Parcel Acquisition Option, the Railroad Parcel (collectively, the "Site") which are mandated by any governmental authorities or which are required in connection with routine maintenance of buildings and infrastructure existing at the Site at the time of Closing, except to the extent Seller can demonstrate by clear and convincing evidence that such environmental conditions were caused by Buyer or to the extent such environmental conditions were worsened by Buyer; and

              (b) if the applicable liability retention fee specified in Section
                  8.1 is paid for the matters set forth in this clause 8.3(b), any personal injury claims asserted against Buyer by employees (excluding claims covered by workers compensation) or others associated with environmental conditions existing at the Site, except to the extent Seller can demonstrate by clear and convincing evidence that such environmental conditions were caused by Buyer or to the extent such conditions were worsened by Buyer.

Covered Matters under Sections 8.3(a) and 8.3(b) shall specifically not include:
(i) any investigation and/or remediation of environmental conditions at the Site, including any personal injury claims relating thereto, associated with any voluntary activities or projects conducted by Buyer (including, but not limited to, the Island End project and the high pressure vaporization expansion project), except routine maintenance of buildings and infrastructure existing at the Site at time of Closing; (ii) any investigation and remediation activities conducted in connection with environmental conditions at the Site, which activities are not required to satisfy the minimum requirements imposed under applicable environmental laws, including but not limited to the Massachusetts Contingency Plan; and (iii) any incremental costs incurred by Buyer to determine and achieve appropriate worker health and safety practices during Site work, except for work that is a Covered Matter.

ARTICLE 9.  CONDITIONS TO CLOSING.

         Section 9.1. Conditions Precedent to Buyer's Obligations. The obligation of Buyer to purchase the LNG Company Shares is subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

         (a) Representations; Warranties. Each of the representations and warranties contained in Article 3 and in Article 4 shall be true and correct in all material respects at and as of the Closing.

         (b) Covenants. Cabot, Seller and the Cabot LNG Companies shall have performed, on or before the Closing Date, in all material respects, all obligations under this Agreement that by the terms hereof are to be performed by Cabot, Seller and/or the Cabot LNG Companies on or before the Closing Date.

         (c) Tender of Documents. Seller shall have tendered to Buyer all of the items specified in Section 2.3 to be delivered by Seller at the Closing.

         (d) No Injunction. There shall not be in effect any judicial, governmental or administrative order, judgment or decree of any court or agency of competent jurisdiction binding on Buyer, Parent, Seller or Cabot which prohibits consummation of the Closing.

         (e) Hart-Scott. The waiting period under the Hart-Scott Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated.

         (f) Wharfage Rights. Agreements providing wharfage rights for at least 70 unloadings per year at the Everett Terminal consistent in all material respects with the term sheets attached hereto as Exhibit D shall have been executed and delivered, which agreements will amend the existing Agreement dated May 6, 1997 among affiliates of Prolerized New England Company and Distrigas Of Massachusetts Corporation.

         (g) Title Insurance. Buyer shall have available to it a commitment for a title insurance policy from Fidelity National Title in the form attached hereto as Exhibit E.

         Section 9.2. Conditions Precedent to Seller's Obligations. The obligation of Seller to sell the LNG Company Shares is subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

         (a) Representations; Warranties. Each of the representations and warranties contained in Article 5 and Article 6 shall be true and correct in all material respects at and as of the Closing.

         (b) Covenants. Buyer and Parent shall have performed, on or before the Closing Date, in all material respects, all obligations under this Agreement that by the terms hereof are to be performed by Buyer or Parent on or before the Closing Date.

         (c) Tender of Documents. Buyer and Parent shall have tendered to Seller all of the items specified in Section 2.4 to be delivered by Buyer and Parent at the Closing.

         (d) Payments toward Purchase Price. Buyer and Escrow Agent shall have tendered to Seller the payments toward the Purchase Price to be made at the Closing as specified in Section 2.1(b).

         (e) No Injunction. There shall not be in effect any judicial, governmental or administrative order, judgment or decree of any court or agency of competent jurisdiction binding on Buyer, Parent, Seller or Cabot which prohibits consummation of the Closing.

         (f) Hart-Scott. The waiting period under the Hart-Scott Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated.

         (g) EximBank. Buyer, Parent and Ultimate Parent shall have been determined, to the extent required by the Sponsor Guaranty, to be approved by the Export-Import Bank of the United States, an agency of the United States of America ("Eximbank"), as entities eligible for support from Eximbank, pursuant to Eximbank's current policies and procedures.

ARTICLE 10.  POST-CLOSING MATTERS.

         Section 10.1. Books and Records. The Buyer shall cause the Cabot LNG Companies to retain after the Closing all books and records delivered by Cabot or Seller at Closing or in the possession or control of the Cabot LNG Companies at Closing pertaining to the Cabot LNG Business for a period of at least six years. After the Closing, Seller's and Cabot's duly authorized representatives shall be entitled at all reasonable times to have access to and to make copies of the books and records in the possession or control of Parent, Buyer or the Cabot LNG Companies pertaining to the Cabot LNG Business but only to the extent necessary (i) to prepare Cabot's and Seller's financial statements and tax returns or in connection with an audit thereof; or (ii) to respond to or defend claims made against Cabot, Seller or any of their affiliates. If after the sixth anniversary of the Closing Date Buyer desires to destroy any of said books and records, Buyer shall first give Seller 90 days' written notice and Seller shall have the right to remove and retain said books and records, and any books and records not so removed by Seller may within 90 days of such notice thereafter be destroyed by Buyer.

          Section 10.2. Further Assurances. Following the Closing, Seller and Buyer shall each execute and deliver such documents and take such other actions as the other party may reasonably request in order to give effect to the transactions contemplated hereby and to vest in Buyer good and unencumbered title to the LNG Company Shares.

ARTICLE 11. SURVIVAL OF REPRESENTATIONS; LIMITATION OF ACTIONS; INDEMNIFICATION.

          Section 11.1. Cabot's and Seller's Representations and Warranties. The Buyer is purchasing the Cabot LNG Business for its strategic and other values to Buyer's enterprise, and not merely as an independent operating entity. It is recognized that the past financial performance of the Cabot LNG Companies is not a good indication of future performance due to changes in its supplies, changes in its customers, and changes in the natural gas and LNG markets generally. Accordingly, it is agreed that except for

Seller's warranties in Sections 3.2, 3.3, 3.4 and 3.10(c), no claim of indemnity or other action shall be brought by Buyer or Parent for a breach of any representation or warranty of Cabot or Seller in this Agreement or for any inaccuracy in any certificate delivered by Cabot or Seller at Closing pursuant to this Agreement unless in each case (i) such claim or action is brought within one year after the Closing, (ii) except for Seller's representations and warranties in Section 3.16 and the second sentence of Section 3.17, Cabot or Seller, as the case may be, has actual knowledge as of the Closing that such breach of such representation or warranty or inaccuracy in such certificate exists as of the Closing, and (iii) neither Buyer nor Parent has actual knowledge as of the Closing that such breach of such representation or warranty or inaccuracy in such certificate exists as of the Closing Date. In no event shall any action be brought for a breach of the pre-closing covenant in Section
7.2 (other than Section 7.2 (a)(iii) which shall be governed by Section 11.3(d)) more than one year after the Closing Date or for any breach of such Section 7.2 of which Buyer or Parent has knowledge as of the Closing. The limitations in this Section 11.1 apply only to representations and warranties in Articles 3 and 4, inaccuracies in certificates, breaches of the covenant in Section 7.2 and the indemnity in Section 11.3(a), and shall have no effect on any of Cabot's or Seller's other covenants and agreements elsewhere in this Agreement, whether to be performed before or after the Closing. In no event shall Cabot and Seller be liable in respect of claims for breach of any representation and warranty or any inaccuracy in any certificate delivered at Closing or for a breach of Section
7.2 except to the extent such claims, in the aggregate, are in excess of $10,000,000.

         Section 11.2. Parent's and Buyer's Representations and Warranties. Buyer's representations and warranties in Article 5 and Parent's representations and warranties in Article 6 shall not survive the payment in full by Buyer of the Purchase Price. The limitations in this Section 11.2 apply to representations and warranties in Articles 5 and 6 only, and shall have no effect on any of Buyer's or Parent's covenants and agreements elsewhere in this Agreement, whether to be performed before or after the Closing.

         Section 11.3. Indemnification by Cabot. Subject to the limitations set forth in Section 11.1 and 11.5, if the Closing occurs, Cabot hereby agrees to indemnify, defend and hold harmless Parent, Buyer and any Cabot LNG Company and their respective officers, directors, shareholders, partners, affiliates, employees and agents and their respective heirs, executors, personal representatives, successors and assigns (collectively, "Buyer Indemnified Parties") from and against any and all claims, losses, costs, obligations, liabilities, settlement payments, awards, judgements, fines, penalties, damages, expenses, deficiencies or other charges ("Losses") and against any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding relating to any matter for which a party is indemnified hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees or costs, and reasonable fees and disbursements of legal counsel, expert witnesses and other professionals) ("Expenses") imposed upon or incurred by any Buyer Indemnified Party subsequent to the Closing arising out of, resulting from or relating to:

         (a) (i) any breach as of the Closing of Seller's representations and warranties in Article 3, (ii) any breach as of the Closing of Cabot's representations and warranties in Article 4, (iii) any breach by Seller or Cabot of any covenant set forth in this Agreement, and (iv) any inaccuracy in any certificate delivered to Buyer or Parent by or on behalf of Seller or Cabot at Closing;

         (b) any liabilities under any Cabot Benefit Plan;

         (c) any liability to Cabot or any Cabot Affiliate (other than the Cabot LNG Companies) under any contract, obligation, agreement, commitment, note, indebtedness or guaranty between one or more of the Cabot LNG Companies on the one hand and one or more of Cabot and its other Affiliates (other than the Cabot LNG Companies) on the other hand and any obligations howsoever arising from any Cabot LNG Company to Cabot or any of its other Affiliates (other than the Cabot LNG Companies), but expressly excluding (i) rights of subrogation and (ii) obligations of the Cabot LNG Companies under the Office Space Side Letter . For purposes of this Section 11.3, "Affiliate" shall mean any entity that is controlled by Cabot;

         (d) any liability for Taxes (i) of the Cabot LNG Companies allocable to the Pre-Closing Short Year (as that term is defined in Section 7.5(b)) or any prior period year, other than Taxes to the extent provision has been made on the Company Financial Statements or the Closing Balance Sheet, and (ii) of Cabot or any of its affiliates (other than the Cabot LNG Companies) for any period, but expressly excluding from the scope of this Section 11.3 any liability for Taxes arising as the result of an assignment or restructuring as set forth in Section 7.10;

         (e) any liability to third parties (which shall not be deemed to include any Buyer Indemnified Parties) for shareholder claims brought by shareholders of Cabot or under applicable federal or state securities laws owed by Cabot, any Cabot Affiliate or any of their respective officers or directors as a result of acts or omissions taken prior to Closing by Cabot, any Cabot Affiliate or any of their respective officers and directors relating to the Cabot LNG Business, provided that no individual who is a Buyer Indemnified Party shall be indemnified against liabilities under applicable federal or state securities laws for such person's own acts or omissions; and

         (f) any liability to third parties in respect of derivative contracts (as defined in FASB 133), financial or physical, undertaken by the Cabot Indemnified Parties in connection with the conduct of the Cabot LNG Business.

         Section 11.4. Indemnification by Buyer and Parent; Parent Guaranty.

         (a) Subject to the limitations set forth in Section 11.2 and 11.5, if the Closing occurs, Buyer and Parent hereby agree, jointly and severally, to indemnify, defend and hold harmless Cabot, Seller and their respective direct and indirect subsidiaries, officers, directors, trustees, shareholders, partners, affiliates, employees and agents and their respective heirs, executors, personal representatives, successors and assigns (collectively, "Cabot Indemnified Parties") from and against any and all Losses and Expenses imposed upon or incurred by any Cabot Indemnified Party subsequent to the Closing arising out of, resulting from or relating to:

         (i) (A) any breach as of the Closing of Buyer's representations and warranties in Article 5, (B) any breach as of the Closing of Parent's representations and warranties in Article 6, (C) any breach by Buyer or Parent of any covenant set forth in this Agreement, and (D) any inaccuracy in any certificate delivered to Cabot or Seller by or on behalf of Buyer and Parent at Closing;

         (ii) the conduct of the Cabot LNG Business and the ownership or operation of their respective properties and assets by the Cabot LNG Companies, in each case whether before or after Closing (but excluding Losses or Expenses as to which the Buyer Indemnified Parties are indemnified by Seller and Cabot in
Section 11.3 or Article 8), and including, without limitation, Losses and Expenses arising from claims by third parties or governmental entities respecting agreements, obligations, or liabilities (including, without limitation, arising under Environmental Laws): (A) incurred directly by the Cabot LNG Companies as to which Cabot may be contingently liable upon guarantees (including, without limitation, the Sponsor Guaranty, the Sales Guaranty and the Mutual Assurances Agreement dated February, 1988, as amended, among Cabot, Distrigas Corporation, L'Enterprise Nationale pour la Recherche, la Production, le Transport, la Transformation et la Commercialisation des Hydrocarbures (SONATRACH) and Sonatrading Amsterdam B.V.) or under theories of vicarious liability or alter ego or piercing the corporate veil, (B) incurred directly by any of the Cabot Indemnified Parties based on allegations under Environmental Laws that any of the Cabot Indemnified Parties is or was an "operator" of any portion of the Site, or (C) incurred directly by the Cabot Indemnified Parties as a result of their alleged omissions made or acts taken in the interest of the Cabot LNG Business or the ownership or operation of the respective properties and assets of the Cabot LNG Companies but not if taken in the interest of Cabot's other businesses; and

         (iii) Any liability for Taxes (A) of the Cabot LNG Companies allocable to the Post-Closing Short Year (as that term is defined in Section 7.5(b)) or any subsequent taxable period, (B) of Cabot or Seller arising as the result of an assignment or restructuring as set forth in Section 7.10, or (C) of the Buyer or any of its affiliates (other than the Cabot LNG Companies) for any period.

         (b) Parent hereby guarantees the prompt payment by Buyer of the Purchase Price when due and the prompt payment and performance of each of Buyer's other obligations under this Agreement.

         (c) In the event that Cabot agrees to a restructuring of the sale of the Cabot LNG Business or an assignment of Buyer's rights under this Agreement or otherwise as described in Section 7.10, the Purchase Price shall be increased so that the amount of Net

After-Tax Proceeds realized by the Seller as a result of such sale as restructured is not less than the amount of such Net After-Tax Proceeds as would have been realized by the Seller had the restructuring and assignment not occurred and the sale of the Cabot LNG Shares had been consummated in the manner originally described in this Agreement. For purposes of this Section 11.4(a)(iii), the term "Net After-Tax Proceeds" shall mean the amount realized by the Seller after subtracting any taxes payable by Cabot or the Seller arising from the sale and, if there is a restructuring as requested by the Buyer, further subtracting any other costs, fees, loss or expenses of any kind incurred by Cabot or the Seller as a result of such restructuring or assignment.

         Section 11.5. Procedures for Indemnification.

         (a) A party or parties entitled to indemnification hereunder with respect to a third party claim (the "Indemnified Party") shall give the party or parties required to provide such indemnification (the "Indemnifier") prompt written notice of any legal proceeding, claim or demand instituted by any third party (in each case, a "Claim") in respect of which the Indemnified Party is entitled to indemnification hereunder, but the failure to deliver such notice with respect to a Claim shall not relieve the Indemnifier of its obligations under this Article 11 with respect to such Claim except to the extent that the Indemnifier is actually prejudiced by the failure to deliver notice.

         (b) The Indemnifier shall have the right, at its option and expense, to defend against, negotiate, settle or otherwise deal with any Claim with respect to which it is the Indemnifier and to select counsel, reasonably acceptable to the Indemnified Party, to defend the Indemnified Party against such Claim; provided, the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense; and provided further, that the Indemnifier may not enter into a settlement of any such Claim without the consent of the Indemnified Party unless such settlement requires no monetary payment for which the Indemnified Party is not fully indemnified and does not involve any other matters binding upon the Indemnified Party.

         (c) The Indemnified Party shall not settle any Claim with respect to which it is the Indemnified Party without the prior written consent of the Indemnifier, which shall not be unreasonably withheld.

         (d) The parties shall cooperate fully with each other in connection with the defense, negotiation or settlement of any Claim.

ARTICLE 12.  TERMINATION.

         Section 12.1. Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated only:

         (a) by Seller, if Buyer fails to deliver to the Escrow Agent either installment of the Deposit on the dates and in the amounts specified in Section 2.1(b)(i);

         (b) by mutual written consent of Buyer and Seller;

         (c) by either Buyer or Seller if the Closing has not occurred by September 30, 2000 (or such later date as may be mutually agreed to by Buyer and Seller), provided that this Agreement may not be terminated by a party pursuant to this clause (b) if the primary reason the Closing has not occurred by such date is as a result of the knowing and willful breach of a warranty, representation, covenant or agreement contained herein by such party or its parent company;

         (d) by Buyer if (i) Seller and Cabot shall have failed to perform any condition to Closing specified in clauses (b) or (c) of Section 9.1 by the Closing Date (including any extensions thereof) and (ii) Buyer and Parent shall have performed all of the conditions to Closing specified in clauses (b), (c) and (d) of Section 9.2 to be performed by them by such date; or

         (e) by Seller if (i) Buyer and Parent shall have failed to perform any condition to Closing specified in clauses (b), (c) or (d) of Section 9.2 by the Closing Date (including any extensions thereof) and (ii) Seller and Cabot shall have performed all of the conditions to Closing specified in clauses (b) and (c) of Section 9.1 to be performed by them by such date.

         Section 12.2. Effect of Termination.

         (a) If this Agreement is terminated pursuant to Section 12.1, all further obligations of Cabot and Seller to Buyer and Parent, and of Buyer and Parent to Cabot and Seller, shall terminate without further liability of Cabot, Seller, Parent or Buyer other than liability for a knowing and willful breach, and provided that (i) if the Closing fails to occur because Cabot or Seller fails to satisfy a condition in Section 9.1(a), (b), (c), or (f), Cabot and Seller shall pay Buyer its reasonable out-of-pocket costs and expenses incurred through the date of termination in connection with the investigation of the Cabot LNG Business, the offer to purchase the Cabot LNG Business and the negotiation and execution of this Agreement, including, without limitation, reasonable fees and expenses of counsel, accountants, investment bankers and other consultants, and (ii) if the Closing fails to occur because Parent or Buyer fails to satisfy a condition in Section 9.2(a), (b), (c), or (d) or fails to deliver the $68,000,000 deposit in accordance with Section 2.1(b)(i), Buyer and Parent shall pay Cabot and Seller their reasonable out-of-pocket costs and expenses incurred through the date of termination in connection with the investigation of the Cabot LNG Business, the offer for sale of the Cabot LNG Business and the negotiation and execution of this Agreement, including, without limitation, reasonable fees and expenses of counsel, accountants, investment bankers and other consultants.

         (b) Nothing herein shall be deemed to restrict the remedies available to any party in the case of a knowing and willful breach by another party, including without limitation the recovery of costs incurred in connection herewith as an element of damages resulting from such breach.

         (c) The obligations of Buyer and Parent under Section 7.13 shall survive any termination of this Agreement.

ARTICLE 13.       EMPLOYMENT; EMPLOYEE BENEFITS.

         Section 13.1. Definitions. For purposes of this Article 13, the following terms shall have the meanings assigned below:

         (a) "Cabot Benefit Plans" shall mean and include the employee benefit plans listed on Schedule 13.1 which are sponsored by Cabot or an affiliate thereof and which have been adopted and participated in or contributed to by the Cabot LNG Companies for the benefit of some or all of their respective employees.

         (b) "Cabot LNG Severance Protection Plan" shall mean the Cabot LNG Severance Protection Plan attached hereto as Exhibit F.

         (c) "Cabot Retirement Plans" shall mean and include the Cabot Employee Stock Ownership Plan (CESOP), Cabot Cash Balance Plan (CCBP), Cabot Retirement Incentive Savings Plan (CRISP) and the Supplemental Executive Retirement Plans relating to the CESOP, CCBP and CRISP.

         Section 13.2. Severance Protection Plan. Buyer shall honor, and following the Closing shall cause the Cabot LNG Companies to honor, the Cabot LNG Severance Protection Plan for a period of one year following the Closing.

         Section 13.3. Withdrawal From Cabot Benefit Plans. Effective as of the Closing Date, the Cabot LNG Companies shall cease to adopt and participate in the Cabot Benefit Plans. Effective from and after the Closing Date, no employee or any spouse, dependent or beneficiary of any employee of the Cabot LNG Companies shall be eligible to accrue any benefit under any of the Cabot Benefit Plans.

         Section 13.4. Discharge of Accrued Liabilities Under Cabot Benefit Plans. Cabot shall retain and discharge all liabilities for employee benefits accrued under the Cabot Benefit Plans prior to the Closing Date. Cabot shall after the Closing continue to receive, process and pay or direct payment of claims and assist employees (or spouses, dependents or beneficiaries of employees) of the Cabot LNG Companies in the processing and payment of claims for benefits accrued under the Cabot Benefit Plans prior to the Closing.

         Section 13.5. Actions With Respect to Cabot Retirement Plans. Cabot shall take such actions as may be required to cause the accrued benefits of all participants in the Cabot Retirement Plans who are employees of the Cabot LNG Companies to become

100% vested as of the Closing Date. Such vested benefits shall be taken into account in determining Buyer's obligations under Section 13.6 to provide certain retirement benefits.

         Section 13.6. Buyer's Benefit Plans.

         (a) Except as hereinafter provided, Buyer shall adopt or shall cause the Cabot LNG Companies to adopt and provide for the benefit of employees of the Cabot LNG Companies effective on and after the Closing Date such employee benefit plans or programs as the Buyer or the Cabot LNG Companies shall in their sole discretion determine from time to time.

         (b) Notwithstanding the foregoing, for a period of three years following the Closing, Buyer shall cause the Cabot LNG Companies to provide (a) retirement plans, bonuses or similar benefits such that the aggregate benefits (including the employee's vested benefits under the Cabot Retirement Plans) for any employee of the Cabot LNG Companies who shall terminate employment within such three-year period shall be substantially the same amount or value in the aggregate as the benefits the employee would have received upon such a termination of employment if the employee had continued to be a participant in the Cabot Retirement Plans; (b) health insurance plans such that the health insurance benefits for every employee of the Cabot LNG Companies shall be substantially comparable to the health insurance benefits provided under the terms of Cabot's Comprehensive Medical Plan at the Closing Date; and (c) employer paid life and disability insurance such that the coverage for any employee of the Cabot LNG Companies shall be substantially comparable to the coverage provided under the terms of Cabot's life and disability insurance plans as in effect at the Closing Date, provided that this Section 13.6 shall not prohibit the Cabot LNG Companies from implementing changes or reductions in aggregate benefits to the extent that such changes and benefits are performance based or implemented on a substantially consistent basis for the employees of Buyer and all of its subsidiaries, including the Cabot LNG Companies.

ARTICLE 14. ESCROW PROVISIONS.

         Section 14.1. Appointment of Escrow Agent. The parties hereby designate The Chase Manhattan Bank, a New York banking corporation, to act as Escrow Agent hereunder and such entity hereby accepts such appointment. The Escrow Agent shall be bound by the provisions of this Article 14, but not by any other provisions of this Agreement, unless such provision, exhibit or schedule is referenced in this Article 14, and agrees to execute this Agreement solely to signify its agreement to the terms of this Article 14 and the provisions, exhibits and schedules referenced herein and for no other reason. The Escrow Agent shall not be bound by any provision in this Agreement which conflicts with any provision in this Article 14.

         Section 14.2. The Deposit. Upon the execution of this Agreement, Buyer has delivered to the Escrow Agent $25,000,000 of the Deposit as provided in
Section 2.1 and
the Escrow Agent hereby acknowledges receipt thereof. Buyer shall pay the remaining $43,000,000 of the Deposit to the Escrow Agent by the date specified in Section 2.1(b)(i) and the Escrow Agent shall confirm to Buyer and Seller in writing its receipt of such remaining amount upon receipt thereof. The Escrow Agent shall invest the Deposit in the Chase Manhattan Bank Money Market Account. The Escrow Agent shall not be responsible for any loss resulting from any such investment. All interest on the Deposit shall be added to and become a part of the Deposit, and for tax purposes shall be reported as income to Buyer.

         Section 14.3 Disposition of Deposit. The Escrow Agent shall hold the Deposit and distribute it only as follows:

         (a) If the Closing occurs, then, upon receipt of a joint written instruction signed by the Buyer and the Seller advising of such, the Escrow Agent shall pay the Deposit to Seller at the Closing in accordance with Section
2.1 in partial payment of the Purchase Price. Buyer and Seller agree to deliver such joint written instruction to the Escrow Agent directing the payment of the Deposit to Seller at the Closing in accordance with Section 2.1(b).

         (b) If this Agreement is terminated for any reason other than a knowing and willful breach by Buyer or Parent of an obligation in this Agreement, then, upon receipt of a joint written instruction signed by the Buyer and the Seller advising of termination, the Escrow Agent shall deliver the Deposit to Buyer pursuant to such instructions.

         (c) If Buyer or Parent on the one hand or Seller on the other (the "Non-Breaching Party") believes that there has been a knowing and willful breach by either the Buyer or Parent on the one hand or Seller on the other, as applicable (the "Alleged Breaching Party"), of an obligation in this Agreement and wishes to terminate this Agreement, then the Non-Breaching Party shall deliver a written notice signed by the Non-Breaching Party (the "Willful Breach Notice") to all of the parties hereto (including the Escrow Agent) describing such breach and indicating the Non-Breaching Party's intent to terminate the Agreement. If the Alleged Breaching Party objects to the Willful Breach Notice, then the Alleged Breaching Party shall deliver a written notice signed by the Alleged Breaching Party (the "Dispute Notice") to all of the parties hereto (including the Escrow Agent) within ten business days after receipt by the Alleged Breaching Party of the Willful Breach Notice, but the delivery of such Dispute Notice shall not be deemed to delay or prevent the termination of this Agreement in accordance with Article 12. If the Alleged Breaching Party does not deliver a Dispute Notice, then the Escrow Agent shall deliver the Deposit to the Non-Breaching Party pursuant to the Willful Breach Notice, without prejudice to any of the Non-Breaching Party's other remedies against the Alleged Breaching Party for such breach. If the Alleged Breaching Party delivers a Dispute Notice, then the Escrow Agent shall retain the Deposit until it receives either (i) written instructions signed by the Alleged Breaching Party and the Non-Breaching Party regarding the disbursement of the Deposit in which case Escrow Agent shall deliver the Deposit in accordance with such written instructions, or (ii) from Buyer or Seller a copy of an order of a court of competent jurisdiction directing the disbursement of the Deposit, in which case the Escrow Agent shall deliver the Deposit in accordance with such order.

         (d) If on or before October 31, 2000, the Escrow Agent has not received one or more of the written instructions or notices described in Sections 14.3(a)-(c), then the Escrow Agent shall deliver the Deposit (within two business days) to the Buyer, unless the Escrow Agent shall have received a joint written instruction signed by the Buyer and the Seller instructing the Escrow Agent not to make such delivery of the Deposit to the Buyer.

         Section 14.4  Provisions as to Escrow Agent

         (a) The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Escrow Agent shall have no duty to solicit any payments which may be due it hereunder.

         (b) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith unless a court of competent jurisdiction determines that the Escrow Agent's willful misconduct or gross negligence was the primary cause of any loss to the Buyer or Seller. In the administration of the escrow account hereunder, the Escrow Agent may execute any of its powers and perform its duties hereunder directly or through agents or attorneys and may, consult with counsel, accountants and other skilled persons to be selected and retained by it, provided that any counsel, accountants or other skilled persons must be approved by the Buyer and the Seller. Consent by the Buyer and the Seller of any counsel, accountants or other skilled persons shall not be unreasonably withheld. The Escrow Agent shall not be liable for the performance of agents or for anything done, suffered or omitted in good faith by it in accordance with the written advice or opinion of any such counsel, accountants or other skilled persons.

         (c) If at any time the Escrow Agent shall be in doubt as to the party or parties entitled to receive any or all of the Escrow Deposit, the Escrow Agent may apply to a court for a determination of the party or parties entitled to receive the same, and the Escrow Agent shall incur no liability therefor.

         (d) If at any time the Escrow Agent shall receive conflicting notices, claims, demands or instructions with respect to any disbursement from the Escrow Deposit, or if for any other reason it shall be unable in good faith to determine the party or parties entitled to receive a disbursement from the Escrow Deposit, the Escrow Agent may refuse to make such disbursement until the Escrow Agent shall have received instructions in writing signed by each of Buyer and Seller, or until directed by a final order of a court (in an action brought by the Escrow Agent pursuant to paragraph (c) of this Section 14.4 or by any other person), whereupon the Escrow Agent shall make such disbursement in accordance with such instructions or order.

         (e) The Buyer and Seller hereby agree to jointly and severally (but as between Buyer and Seller, Buyer and Seller agree that each shall pay 50% of all amounts payable to the Escrow Agent under this clause (e)) (i) pay the Escrow Agent upon execution of this Agreement the fees set forth on Schedule 14.4 as compensation for the services to be rendered hereunder, and (ii) pay or reimburse the Escrow Agent upon request for all reasonable expenses, disbursement and advances, including reasonable attorney's fees, incurred or made by it in connection with the preparation, execution, performance, delivery modification and termination of this Agreement other than in each case as a result of willful misconduct or gross negligence on the part of the Escrow Agent or its agents. All such requests must be accompanied by written documentation of such expenses and disbursements. The parties hereby grant the Escrow Agent a lien, right of set off and security interest to the Deposit for the payment of any claim for compensation, expenses and amounts due hereunder.

         (f) Upon effecting the disbursement and distribution of all of the funds constituting the Deposit in accordance with the terms of this Agreement, the Escrow Agent shall thereupon and thereafter be freed and discharged of all obligations and liabilities hereunder.

         (g) The Buyer and the Seller jointly and severally shall indemnify, defend and save harmless the Escrow Agent from all loss, liability or expense (including the fees and expenses of in house or outside counsel) arising out of or in connection with (i) its execution and performance of this Agreement, except to the extent that such loss, liability or expense is due to the gross negligence or willful misconduct of the Escrow Agent or its agents, or (ii) its following any instructions or other directions from the Buyer and the Seller, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. Anything in this agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this agreement.

         (h) Upon execution of this agreement, Buyer shall provide the Escrow Agent with a fully executed W-8 or W-9 Internal Revenue Service form, which shall include its Tax Identification Number (TIN) as assigned by the Internal Revenue Service. All interest or other income earned on the Deposit shall be allocated and paid as provided herein and reported by the recipient to the Internal Revenue Service as having been so allocated and paid.

         (i) The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Article 14 (and those sections, exhibits and schedules referenced in this Article 14), and no other or further duties or responsibilities shall be implied. The Escrow Agent shall not have any liability under, nor duty to inquire into the terms and provisions of any agreement or instructions, other than outlined in this Agreement.

         (j) All notices and communications to the Escrow Agent hereunder shall be in writing and shall be deemed to be duly given if sent by registered mail, return receipt requested, overnight delivery service, courier or telecopier, provided that receipt of successful transmission is obtained, as follows:

                                    The Chase Manhattan Bank
                                    Capital Markets Fiduciary Services
                                    450 West 33rd Street, 15th Floor
                                    New York, NY 10001
                                    Attention:  Annette M. Marsula
                                                International/Project Finance
                                                Administration
                                                Telecopier:(212) 946-8177 / 8178

or at such other address as the Escrow Agent may have furnished to the other parties in writing by registered mail, return receipt requested, or telecopier, and any such notice or communication given in the manner specified in this Paragraph (j) shall be deemed to have been given as of the date received by the Escrow Agent. In the event that the Escrow Agent, in its reasonable discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communications as the Escrow Agent deems advisable. All notices to any other party hereto shall be given in accordance with Section 15.2.

         (k) In the event that the Escrow Agent receives written instructions signed by the Buyer and the Seller regarding the delivery of the Deposit which are different from the instructions contained in this Agreement, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 14.4(k) hereto, and the Escrow Agent may reasonably rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. The parties to this Agreement acknowledge that such security procedure is commercially reasonable.

         (l) It is understood that the Escrow Agent may rely solely upon any account numbers or similar identifying numbers provided herein or provided in accordance with the terms of Section 14.3 to identify (i) the beneficiary of the Deposit, (ii) the beneficiary's bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the Deposit using any such identifying number provided in accordance with the previous sentence, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank, or an intermediary bank designated.

         (m) Except as provided in Section 7.4 and Section 15.7, neither this
Article 14 nor any right or interest under this Article 14 may be assigned in whole or in part by any party without the prior consent of the other parties.

         (n) In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely the Deposit in escrow until it shall be directed otherwise in writing by Buyer and Seller or by a final order or judgment of a court of competent jurisdiction.

         (o) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation specifying a date when such resignation shall take effect (which shall not be earlier than 60 days after the date of delivery of such notice of resignation). The Escrow Agent shall have the right to withhold an amount equal to the amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Agreement.

         (p) This Article 14 shall be governed by and construed in accordance with the laws of the State of New York without regard to its principles of conflicts of laws and any action brought under this Article 14 by or against the Escrow Agent shall be brought in the courts of the State of New York, located in the County of New York. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of said courts.


ARTICLE 15. MISCELLANEOUS.

         Section 15.1. Public Announcements; Communications with Third Parties.

         (a) Cabot, Parent, Buyer and Seller shall consult with each other before issuing any press release or otherwise making public statements with respect to this Agreement, and shall not issue any press release or make any public statement prior to such consultation except as may be required by law or by any applicable stock exchange rules or listing agreements.

         (b) After the date of this Agreement and prior to the earlier of the Closing or termination of this Agreement, Cabot shall permit Buyer to discuss with the respective suppliers and customers of the Cabot LNG Companies, and their respective affiliates, including without limitation the other shareholders and sponsors of Atlantic LNG, potential future business relationships between the Cabot LNG Companies and such suppliers, customers and affiliates, but such discussions shall be held at such times and under such conditions as Cabot shall approve, such approval not to be unreasonably withheld , and Cabot expressly reserves the right to participate in such discussions. Cabot currently intends not to permit any pre-Closing communications between Parent or Buyer and the other shareholders and sponsors of Atlantic LNG until after the Expansion Framework Agreement referred to in the last paragraph of Section 7.2 has been executed and delivered, and Buyer and Parent accept and agree to such limitation.
             Nevertheless, Cabot will use commercially reasonable efforts to arrange pre-Closing communications between Parent or Buyer and the other shareholders and sponsors of Atlantic LNG as soon as practicable thereafter.

         Section 15.2. Notices. All notices to a party hereunder shall be deemed to have been adequately given if delivered in person or if sent by mail, overnight delivery service, courier or fax, when actually received (or when delivery is refused) by such party at its address set forth below (or such other address as it may from time to time designate in writing to the other party hereto):

         To Seller:    Cabot Business Trust
                       c/o Cabot Corporation
                       75 State Street
                       Boston, Massachusetts 02109
                       Attn:  General Counsel

                  with a copy to:     Choate, Hall & Stewart
                                      Exchange Place
                                      53 State Street
                                      Boston, Massachusetts 02109
                                      Attn: Laura C. Glynn

         To Cabot:     Cabot Corporation
                       75 State Street
                       Boston, Massachusetts 02109
                       Attn:  General Counsel

                  with a copy to:     Choate, Hall & Stewart
                                      Exchange Place
                                      53 State Street
                                      Boston, Massachusetts 02109
                                      Attn: Laura C. Glynn

         To Buyer:            Tractebel, Inc.
                              1177 West Loop South, Suite 900
                              Houston, Texas 77027
                              Attn: General Counsel

              with copy to:   Ballard, Spahr Andrews & Ingersoll, LLP
                              51st Floor, 1735 Market Street
                              Philadelphia, PA 19103-7599
                              Attn:    C. Baird Brown

         To Parent:           Tractebel S.A.
                              1 Place du Trone
                              B-1000 Brussels, Belgium
                              Attn:  General Counsel

              with copy to:   Ballard, Spahr Andrews & Ingersoll, LLP
                              51st Floor, 1735 Market Street
                              Philadelphia, PA 19103-7599
                              Attn:    C. Baird Brown

         Section 15.3. No Waiver. No failure to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Subject to Article 11, the rights provided are cumulative and not exclusive of any rights provided by law.

         Section 15.4. Amendments and Waivers. This Agreement may be modified or amended only by a writing signed by each party hereto. No waiver of any term or provision hereof shall be effective unless in writing signed by the party waiving such term or provision.

         Section 15.5. Construction. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any conflict of law principles. The descriptive headings of the several Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

         Section 15.6. Limitation on Scope of Agreement. If any provision of this Agreement is unenforceable or illegal, such provision shall be enforced to the fullest extent permitted by law and the remainder of the Agreement shall remain in full force and effect.

         Section 15.7. Binding Effect and Benefits; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. In addition, from and after the Closing the provisions of Article 13 are for the express benefit of the employees of the Cabot LNG Companies and, except to the extent waived or modified in writing by the parties to this Agreement, may be enforced by any of the employees of the Cabot LNG Companies. No party may assign this Agreement without the prior written consent of the other parties, except as expressly provided in Section 7.4.

         Section 15.8. Integration. This writing, together with Exhibits and Schedules hereto, the Office Space Side Letter and the Confidentiality Agreement embodies the entire agreement and understanding between the parties with respect to this transaction and supersedes all prior discussions, understandings and agreements concerning the matters covered hereby. Without limiting the foregoing, each party acknowledges to the others that such other party has not made any representations and warranties that form the basis for the transactions contemplated hereby except as expressly set forth in this Agreement and the Exhibits and Schedules hereto. Capitalized terms used but not defined in any of the Schedules hereto shall have the meanings given to them in this Agreement. Information set forth on any Schedule to this Agreement shall be deemed to be set forth on all appropriate Schedules to this Agreement, unless expressly provided otherwise.

         Section 15.9. Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

         Section 15.10. Expenses. Except as otherwise expressly provided in this Agreement, each party shall bear all attorneys' fees, accounting fees and other expenses incurred by it in connection with this transaction.

         Section 15.11. Schedules and Exhibits. Seller is delivering to Buyer concurrent with the execution and delivery of this Agreement the following Schedules referred to in this Agreement:

Disclosure Schedule
Schedule 3.3         Subsidiaries
Schedule 3.5         Litigation
Schedule 3.7         Material Contracts
Schedule 3.8         Required Consents
Schedule 3.10        Employees and Compensation
Schedule 3.11        Insurance
Schedule 3.13        Environmental Matters
Schedule 3.15        Permits; Compliance with Laws
Schedule 3.16        Financial Statements
Schedule 4.2         Required Consents
Schedule 7.2(b)      Capital Projects

Schedule 13.1        Cabot Benefit Plans
Schedule 14.4        Escrow Agent Fee Schedule
Schedule 14.4(k)     Designated Persons for Escrow Agent


The inclusion of any item on any Schedule shall not be construed as an indication that such item is material in any respect.

         The following Exhibits to this Agreement are referred to in and form a part of this Agreement:

         Exhibit            Description
         A        Form of Opinion of Cabot's General Counsel
         B        Form of Opinion of Buyer's Counsel
         C        Office Space Side Letter
         D        Wharfage Rights Term Sheets
         E        Title Insurance Commitment
         F        Form of Cabot LNG Severance Protection Plan

         Section 15.12. Definitions. The following terms, as used in this Agreement, have the meanings given to them in the Section or place indicated:

         Defined Term                            Section or Place Where Defined
         Affiliates                                       Section 11.3
         Accounts Receivable                              Section 2.6
         Accounts Receivable Adjustment Date              Section 2.6
         Asset Change Adjustment                          Section 2.5(a)
         Atlantic LNG                                     Section 2.6
         Bid Balance Sheet                                Section 2.5(a)
         Buyer                                            Heading
         Buyer Indemnified Parties                        Section 11.3
         Cabot                                            Heading
         Cabot Benefit Plans                              Section 13.1
         Cabot Indemnified Parties                        Section 11.4
         Cabot LNG                                        Introduction
         Cabot LNG Business                               Introduction
         Cabot LNG Companies                              Introduction
         Cabot LNG Severance Protection Plan              Section 13.1
         Cabot Retirement Plans                           Section 13.1
         Claim                                            Section 11.5(a)
         Closing                                          Section 2.2
         Closing Balance Sheet                            Section 2.5(a)
         Closing Date                                     Section 2.2
         Company Financial Statements                     Section 3.16

         Continued Insurance Coverage                     Section 7.6
         Covered Matters                                  Section 8.3
         Deductible                                       Section 8.2
         Deposit                                          Section 2.1(b)
         Determination                                    Section 2.5(d)
         Disputed Items Notice                            Section 2.5(c)
         Distributable Cash                               Section 2.6
         Environmental Costs                              Section 8.2
         Environmental Indemnification Option             Section 8.1
         Environmental Indemnity Period                   Section 8.2
         Environmental Laws                               Section 3.13
         Escrow Agent                                     Section 2.1(b)
         Escrow Agreement                                 Section 2.1(b)
         Estimated Asset Change Adjustment                Section 2.5(a)
         Everett Marine Terminal                          Section 3.12
         Excess Costs                                     Section 8.2
         Eximbank                                         Section 5.6
         Expenses                                         Section 11.3
         GAAP                                             Section 2.5(a)
         Hart-Scott Act                                   Section 2.2
         Hazardous Substances                             Section 3.13
         Indemnified Party                                Section 11.5(a)
         Indemnifier                                      Section 11.5(a)
         LNG                                              Introduction
         LNG Company Shares                               Introduction
         Losses                                           Section 11.3
         Material Adverse Effect                          Section 3.1(a)
         The Matthew                                      Section 2.3
         Material Contracts                               Section 3.7
         Office Space Side Letter                         Section 3.4
         Operating Reserve Account                        Section 2.6
         Parent                                           Heading
         Post-Closing Short Year                          Section 7.5
         Post Signing Trinidad Matters                    Article 3
         Pre-Closing Short Year                           Section 7.5
         Preliminary Closing Balance Sheet                Section 2.5(a)
         Purchase Price                                   Section 2.1(a)
         Railroad Parcel                                  Section 2.7
         Railroad Parcel Rejection Option                 Section 2.7
         Railroad Parcel Acquisition Option               Section 2.7
         Rating                                           Section 6.6
         Report                                           Section 3.7
         Sales Guaranty                                   Section 7.16
         Seller                                           Heading
         Site                                             Section 8.3

         Sonatrading                                      Section 3.14
         Sponsor Guaranty                                 Section 7.15
         Sublease                                         Section 3.7
         Subsidiaries                                     Section 3.3
         Tax or Taxes                                     Section 7.9
         Tax Returns                                      Section 7.9
         Ultimate Parent                                  Section 6.6

         Section 15.13. Limited Liability. The Declaration of Trust of Seller is on file with the Secretary of the Commonwealth of Massachusetts. The Trustee has executed this Agreement on behalf of the Seller and not individually and the obligations of this Agreement are not binding upon the Trustee or any officer or shareholder of Seller individually, but are binding only upon the assets and property of the Trust.


                     [Signatures appear on following page.]

         EXECUTED as of the date first above written.


CABOT CORPORATION                             CABOT BUSINESS TRUST
                                              By:  Cabot Management Company
                                                   LLC, as Trustee


By:_______________________                    By:_______________________
 Its:_____________________                     Its: Manager

TRACTEBEL, S.A.                                   TRACTEBEL, INC.

By:_______________________                    By:_______________________
 Its:_____________________                     Its:_____________________


THE CHASE MANHATTAN BANK, as Escrow Agent


By:_______________________
 Its:_____________________

EXECUTED as of the date first above written.


CABOT CORPORATION                             CABOT BUSINESS TRUST
                                              By:  Cabot Management Company
                                                   LLC, as Trustee


By:_______________________                    By:_______________________
 Its:_____________________                     Its: Manager

TRACTEBEL, S.A.                                   TRACTEBEL, INC.

By:_______________________                    By:_______________________
 Its:_____________________                     Its:_____________________

 By:_______________________
  Its:_____________________

THE CHASE MANHATTAN BANK, as Escrow Agent


By:_______________________
 Its:_____________________